Exhibit 2.1

*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

JP Energy Development LP,

as the Partnership,

JP Energy Permian, LLC

as Buyer,

Wildcat Midstream Mesquite, LLC,

Approach Midstream Holdings LLC,

as Sellers,

Wildcat Permian Services LLC,

as Crude JV,

solely for purposes of Sections 6.14(a), 6.15, 6.17(b) and 11.15,

Wildcat Midstream Holdings LLC,

as Wildcat Parent,

solely for purposes of Sections 6.14(a), 6.15, 6.17(b), 6.18 and 11.15,

Approach Resources Inc.,

as Approach Parent,

and

solely for purposes of Section 6.17(b) and 6.19,

Wildcat Midstream Operating, LLC

as Wildcat Operating

Dated

September 18, 2013

4.15 Litigation	20
4.16 Absence of Certain Changes	20
4.17 Severance; Change of Control	20
4.18 Regulatory Matters	21
4.19 Customers and Suppliers	21
4.20 Books and Records	21

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER	21

5.1 Organization, Good Standing and Authority of Buyer	21
5.2 No Conflicts	22
5.3 Litigation	22
5.4 Broker’s or Finder’s Fees	22
5.5 Financial Ability	22
5.6 Investment Intent	23
5.7 Independent Evaluation	23

ARTICLE VI
COVENANTS	23

6.1 Conduct of Business	23
6.2 Access, Information and Access Indemnity	26
6.3 Due Diligence Indemnification	27
6.4 Further Assurances	28
6.5 Payoff Letters; Mutual Releases	28
6.6 Cooperation and Reasonable Efforts	28
6.7 Tax Matters	28
6.8 Regulatory Approvals	30
6.9 Termination of Agreements	32
6.10 Transition Services Agreement	32
6.11 Notice of Breaches of Representations and Warranties	32
6.12 Restructuring	33
6.13 Change of Company Name	33
6.14 No Solicitation	34
6.15 Non-Competition	35
6.16 Dedications	36
6.17 Employee Matters	36
6.18 Confidential Treatment	37
6.19 Pipeline Operator Authorizations	38

ARTICLE VII
CONDITIONS TO CLOSING	38

7.1 Sellers’ Conditions	38
7.2 Buyer’s Conditions	38

ARTICLE VIII
CLOSING	39

8.1 Time and Place of Closing	39
8.2 Deliveries at Closing	40

ARTICLE IX
TERMINATION	41

9.1 Termination at or Prior to Closing	41
9.2 Effect of Termination	43

ARTICLE X
INDEMNIFICATION	43

10.1 Survival	43
10.2 Indemnification by the Partnership, Buyer and Crude JV	44
10.3 Indemnification by Sellers	45
10.4 Certain Limitations	45
10.5 Use of Indemnity Escrow Fund	47
10.6 Notice of Asserted Liability; Opportunity to Defend	48
10.7 Exclusive Remedy	49
10.8 Limitation on Damages	50
10.9 Bold and/or Capitalized Letters	51
10.10 Disclaimer	51
10.11 Express Negligence/Conspicuous Manner	52

ARTICLE XI
MISCELLANEOUS PROVISIONS	53

11.1 Expenses	53
11.2 Assignment	53
11.3 Specific Performance	53
11.4 Entire Agreement, Amendments and Waiver	53
11.5 Severability	54
11.6 Counterparts	54
11.7 Governing Law and Dispute Resolution	54
11.8 Notices and Addresses	55
11.9 Attorney-Client Privilege; Conflicts	56
11.10 Public Announcements	56
11.11 Offset	57
11.12 No Partnership; Third Party Beneficiaries	58
11.13 Negotiated Transaction	58
11.14 Time of the Essence	58
11.15 Guarantee of Sellers’ Indemnification Obligations	58
11.16 Non-Recourse	59

SCHEDULES

Schedule A	Defined Terms
Schedule B	Sample Balance Sheet
Schedule C	Capital Budget

Schedule 2.7	Preliminary Asset Allocation

EXHIBITS

Exhibit A-1	Mutual Release (Individual)
Exhibit A-2	Mutual Release (Entity)
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Assignment and Assumption of Membership Interests (Wildcat; Approach)
Exhibit D	Form of Assignment and Assumption of Membership Interests (Newco)
Exhibit E	Form of Memorandum of Dedication Agreement
Exhibit F	Form of Amendment to Approach COPA
Exhibit G	Form of Confidentiality and Non-Competition Agreement
Exhibit H	Territory

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) dated September 18, 2013 is by and among JP Energy Development LP, a Delaware limited partnership (the “Partnership”), JP Energy Permian, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Buyer”), Wildcat Midstream Mesquite, LLC, a Texas limited liability company (“Wildcat”), Approach Midstream Holdings LLC, a Delaware limited liability company (“Approach” and, together with Wildcat, the “Sellers”), and Wildcat Permian Services LLC, a Texas limited liability company (“Crude JV”), solely for purposes of Section 6.14(a), Section 6.15, Section 6.17(b) and Section 11.15 of this Agreement, Wildcat Midstream Holdings LLC, a Delaware limited liability company (“Wildcat Parent”), solely for purposes of Section 6.14(a), Section 6.15, Section 6.17(b), Section 6.18 and Section 11.15 of this Agreement, Approach Resources Inc., a Delaware corporation (“Approach Parent”) and, solely for purposes of Section 6.17(b) and Section 6.19 of this Agreement, Wildcat Midstream Operating, LLC, a Texas limited liability company (“Wildcat Operating”). The Partnership, Buyer, Sellers and Crude JV are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

1. As of the date hereof, Sellers own all of the outstanding Equity Interests of Crude JV (the “Interests”), with each Seller owning 50% of the Interests.

2. Following the date hereof and immediately prior to the Closing, Sellers will contribute all of the Interests to WPS Holdco LLC, a Texas limited liability company (“Newco”), which will be formed by Sellers after the date hereof and which will be wholly owned in equal parts by Sellers as of the time of such contribution (the “Interest Contribution”).

3. Buyer desires to purchase, and Sellers (through Newco) desire to sell to Buyer, the Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.

4. Simultaneous with the execution hereof by all the Parties, Buyer, Sellers and the Escrow Agent have entered into the Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used in this Agreement which are not defined in the text of the body of this Agreement shall have the meanings given such terms as set forth in Schedule A attached to this Agreement, which Schedule A is incorporated herein by reference with the same force and effect as is set forth herein in full.

1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.

1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE II

THE TRANSACTION

2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Sellers shall cause Newco to sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Newco, all of the Interests owned by Newco free and clear of all Liens. The Interests to be acquired by Buyer at Closing shall constitute all of the outstanding Equity Interests in Crude JV.

2.2 Consideration.

(a) The aggregate consideration to be paid by Buyer for the Interests shall consist of the Cash Amount. The “Cash Amount” shall be an amount equal to (i) $210,000,000.00 (Two Hundred Ten Million dollars and no cents) plus (ii) actual capital expenditures incurred after June 30, 2013 and paid prior to Closing (A) in accordance with and not to exceed the amounts set forth in the Capital Budget attached hereto as Schedule C (the “Capital Budget”) or (B) incurred after the date hereof in accordance with Section 6.1(c)(ii)(M) (collectively, “Reimbursable Capex”) minus (iii) the sum of (A) Expenses, to the extent not paid prior to the Measurement Time, and (B) the Working Capital Deficit, if any, plus (iv) the Working Capital Surplus, if any. The Cash Amount shall be payable in the manner described in Section 2.2(b), Section 2.2(c) and Section 2.3.

(b) No later than the first (1st) Business Day after the date of this Agreement, Buyer shall deposit the Earnest Money Escrow Amount with the Escrow Agent to be held in escrow pursuant to the terms of Section 2.4 and the Escrow Agreement.

(c) At the Closing:

(i) Buyer shall pay, and the Partnership shall cause Buyer to pay (including funding cash proceeds to Buyer to the extent necessary), to Approach, by wire transfer of immediately available funds to the account designated in writing by Approach to Buyer at least two (2) Business Days prior to Closing, $6,000,000.00 (Six Million dollars and no cents) in cash (the “COPA Consideration”);

(ii) Buyer shall pay, and the Partnership shall cause Buyer to pay (including funding cash proceeds to Buyer to the extent necessary), to each Seller, by wire transfer of immediately available funds to the account designated in writing by each Seller to Buyer at least two (2) Business Days prior to Closing, an amount in cash equal to 50% of the net amount of (A) the Estimated Cash Amount, minus (B) the Earnest Money Escrow Amount, minus (C) the Purchase Price Escrow Amount, minus (D) the COPA Consideration;

(iii) Buyer shall deposit an amount in cash equal to the Purchase Price Escrow Amount with the Escrow Agent to be held in escrow pursuant to the terms of Section 2.4 and the Escrow Agreement; and

(iv) to the extent unpaid, Buyer shall pay, and the Partnership shall cause Buyer to pay (including funding cash proceeds to Buyer to the extent necessary) to the payees of any Expenses by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Payoff Letters, the amounts specified in the Payoff Letters.

2.3 Adjustments.

(a) Preparation of Estimated Closing Statement. Sellers shall prepare in good faith and deliver to Buyer, at least four (4) Business Days prior to the Closing Date and at the sole expense of Sellers, a statement as of the Measurement Time (the “Estimated Closing Statement”), setting forth a detailed determination of the Estimated Cash Amount. The “Estimated Cash Amount” shall be an amount equal to (i) $210,000,000.00 (Two Hundred Ten Million dollars and no cents) plus (ii) Reimbursable Capex minus (iii) the sum of (A) Expenses, to the extent not paid prior to the Measurement Time, and (B) the estimated amount of Working Capital Deficit, if any, plus (iv) the estimated amount of Working Capital Surplus, if any. The Expenses shall be based on amounts set forth in the Payoff Letters, or, to the extent a Payoff Letter has not been provided for an Expense, an estimate of such amount, and in each case, shall be subject to final determination in the Final Closing Statement. Each estimation shall be made as of the Measurement Time. If Buyer has any questions or disagreements regarding the Estimated Closing Statement, Buyer shall contact Sellers at least two (2) Business Days prior to the Closing Date, and in such case Sellers and Buyer shall in good faith attempt to resolve any disagreements. If Buyer and Sellers agree on changes to the Estimated Cash Amount based on such discussions, then the Estimated Cash Amount shall be paid at Closing based on such changes. If Buyer and Sellers do not agree on changes to the Estimated Cash Amount, then the Estimated Cash Amount shall be paid at the Closing based on the amounts set forth in the Estimated Closing Statement. In either such case, appropriate adjustments to the Cash Amount shall be made after the Closing pursuant to Section 2.3(b), Section 2.3(c), and Section 2.3(d).

(b) Preparation of Closing Statement. As soon as reasonably practicable after the Closing Date (and, in any event, within ninety (90) days after the Closing Date), Buyer shall prepare and deliver to Sellers, at the sole expense of Buyer, a closing statement as of the Measurement Time (the “Proposed Closing Statement”), setting forth the proposed final calculation of the Cash Amount, including Buyer’s calculation of the (i) Net Working Capital, (ii) Reimbursable Capex and (iii) Expenses, to the extent not paid prior to the Measurement Time, and (iv) the Cash Amount. If Buyer does not deliver the Proposed Closing Statement when required, Sellers may prepare and deliver it to Buyer, and, in such case, Buyer shall have Sellers’ objection rights under Section 2.3(c).

(c) Examination of Proposed Closing Statement. Sellers shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and Buyer’s calculations. If Sellers fail to give Buyer written notice of any disputed amounts within thirty (30) days after Sellers receive the Proposed Closing Statement (the “Review Period”), then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof. If Sellers give Buyer written notice of any disputed items within the Review Period, Buyer and Sellers shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement. Any amounts in the Proposed Closing Statement with respect to which Sellers do not give written notice of objection during the Review Period shall be deemed to be agreed upon among the Parties. If Buyer and Sellers fail to resolve any disputed amounts within sixty (60) days after Sellers receive the Proposed Closing Statement, Buyer and Sellers, upon the written request of Buyer or either Seller, will engage the Audit Firm to resolve any such disputed matters in accordance with the terms of this Agreement, and, in connection with such engagement Buyer, Sellers and Crude JV shall execute any engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement. The Audit Firm’s engagement shall be limited to the resolution of disputed amounts set forth in the Proposed Closing Statement that have been identified by Sellers, the Audit Firm shall not assign a value to any disputed item submitted to it for determination greater or less than the amount claimed by Buyer or Sellers, as applicable, and no other matter relating to the Final Closing Statement shall be subject to determination by the Audit Firm. The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. If possible, the decision of the Audit Firm shall be made within thirty (30) days after being engaged. In any event, (i) the decision of the Audit Firm shall be final and binding on the Parties absent manifest error, (ii) if applicable, the Proposed Closing Statement shall be revised to reflect the final decision of the Audit Firm with respect to (A) Net Working Capital, (B) Reimbursable Capex, (C) Expenses, to the extent not paid prior to the Measurement Time, and (D) the Cash Amount, and (iii) other than changes to the Proposed Closing Statement to reflect such final decision of the Audit Firm, there shall be no further adjustments to the Proposed Closing Statement (the final form of the Proposed Closing Statement, including any revisions that are made thereto pursuant to this Section 2.3(c), is referred to herein as the “Final Closing Statement”).

(d) Adjustments.

(i) If the Cash Amount as reflected on the Final Closing Statement is less than the Estimated Cash Amount (the amount of such shortfall, if any, being hereinafter referred to as the “Aggregate Consideration Deficit”), then an amount of cash equal to such Aggregate Consideration Deficit shall be released promptly from the Purchase Price Escrow Fund and paid to Buyer in accordance with Section 2.5(b)(i).

(ii) If the Cash Amount as reflected on the Final Closing Statement is greater than the Estimated Cash Amount (the amount of such excess being hereinafter referred to as the “Aggregate Consideration Surplus”), then Buyer shall promptly, and in any event within five (5) Business Days, tender payment to each Seller of a cash amount equal to 50% of such Aggregate Consideration Surplus.

(iii) If the Cash Amount as reflected on the Final Closing Statement is equal to the Estimated Cash Amount, then neither Buyer nor Sellers shall have any further obligation under this Section 2.3(d).

(e) No Duplicative Effect; Sample Balance Sheet. The provisions of this Section 2.3 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement or as described in the Sample Balance Sheet, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of Net Working Capital, Reimbursable Capex, Expenses (to the extent not paid prior to the Measurement Time), or the Cash Amount or any component of any of the foregoing, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet or the definitions contained in this Agreement as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall otherwise control.

(f) Fees and Expenses of the Audit Firm. If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.3(c), the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned between Buyer and Sellers based on the aggregate dollar amount of the amount in dispute and the relative recovery, as determined by the Audit Firm, of Sellers and Buyer, respectively (for example, if Sellers claim an amount in dispute should be $50 and Buyer claims such amount should be $100 and the Audit Firm determines such amount is $90, then Sellers shall pay 80% of the Audit Fees and Buyer shall pay 20% of the Audit Fees). Sellers and Buyer shall promptly, and in any event within five (5) Business Days after the final determination of the Final Closing Statement, pay, and the Partnership shall cause Buyer to pay (including funding cash proceeds to Buyer to the extent necessary), to the Audit Firm the amount of Audit Fees payable by such Party pursuant to the preceding sentence, and, if applicable, each Seller shall pay 50% of any Audit Fees that are payable by Sellers pursuant to the preceding sentence.

2.4 Distribution of Earnest Money Escrow Fund.

(a) If the Closing shall occur, (i) the Purchase Price Escrow Amount deposited by Buyer at Closing pursuant to Section 2.2(c)(iii) shall be retained by the Escrow Agent as set forth in Section 2.5(a)(i) and shall become the Purchase Price Escrow Fund, subject to distribution in accordance with Section 2.5(b), (ii) a portion of the Earnest Money Escrow Fund equal to the Indemnity Escrow Amount shall be retained by the Escrow Agent as set forth in Section 2.5(a)(ii) and shall become the Indemnity Escrow Fund, subject to distribution in accordance with Section 2.5(b), and (iii) the balance of the Earnest Money Escrow Fund (less any amount due to the Escrow Agent pursuant to the Escrow Agreement) shall be delivered to Buyer.

(b) If (i) this Agreement is terminated by Sellers pursuant to Section 9.1(c), (ii) (v) any breach by Buyer of this Agreement has caused one or more of the Closing conditions of Sellers contained herein not to be satisfied by the Termination Date, (w) this Agreement is terminated by Sellers pursuant to Section 9.1(b), (x) Buyer does not then have the right to terminate this Agreement pursuant to Section 9.1(d) or Section 9.1(e) at the time of such termination by Sellers, (y) the conditions in Section 7.2(a) through Section 7.2(d) (inclusive) would be satisfied if the Closing occurred as of the date of such termination and (z) Sellers have delivered to Buyer a notification in writing as of the date of such termination that, if the Closing occurred as of the date of such termination, they and Crude JV would stand ready, willing and able to consummate the Restructuring and to satisfy the conditions in Section 7.2(f) through Section 7.2(i), as applicable, or (iii) (A) the conditions to Buyer’s obligation to consummate the Closing (other than the consummation of the Restructuring and the conditions in Section 7.2(f) through Section 7.2(i) (inclusive)) shall have been satisfied, (B) Sellers have delivered to Buyer a written demand (a “Closing Demand”) including a notification in writing that they and Crude JV stand and will stand ready, willing and able to consummate the Restructuring and to satisfy the conditions in Section 7.2(f) through Section 7.2(i), as applicable, at such time and (C) Buyer fails to consummate the Closing in accordance with the terms hereof within two (2) Business Days following receipt of the Closing Demand, each Seller shall be entitled to receive 50% of the Earnest Money Escrow Amount as liquidated damages. Notwithstanding anything to the contrary in this Agreement, Sellers’ recovery of liquidated damages pursuant to this Section 2.4(b) shall be the sole and exclusive remedy of Sellers against Buyer, the Partnership, their Affiliates, their respective subsidiaries, any of their financing sources, including, but not limited to, ArcLight Energy Partners Fund V, L.P. and Lonestar Midstream Holdings, LLC, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates for any Claim relating to or arising out of this Agreement or the transactions contemplated hereby and none of Buyer, the Partnership, their respective subsidiaries, their financing sources or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(c) If this Agreement is terminated or the Closing does not occur under any circumstance other than as expressly stated in Section 2.4(b), the Earnest Money Escrow Fund (less any amount due to the Escrow Agent pursuant to the Escrow Agreement) shall be delivered to Buyer.

2.5 Purchase Price and Indemnity Escrow.

(a) Purchase Price and Indemnity Escrow Amount. Notwithstanding any other provision in this Agreement to the contrary, in order to:

(i) secure the recovery by Buyer of any Aggregate Consideration Deficit, on the Closing Date, the Purchase Price Escrow Amount deposited by Buyer with the Escrow Agent at Closing pursuant to Section 2.2(c)(iii) shall be retained by the Escrow Agent (such amount retained by the Escrow Agent following the Closing Date, together with all interest, dividends and other income earned thereon while in the custody of the Escrow Agent from and after the Closing Date, the “Purchase Price Escrow Fund”) to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement; and

(ii) secure the indemnity obligations of Sellers to the Buyer Indemnitees in accordance with Article X, on the Closing Date, a portion of the Earnest Money Escrow Fund that is equal to the Indemnity Escrow Amount shall be retained by the Escrow Agent (such amount retained by the Escrow Agent following the Closing Date, together with all interest, dividends and other income earned thereon while in the custody of the Escrow Agent from and after the Closing Date, the “Indemnity Escrow Fund”) to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.

(b) Distribution of Purchase Price Escrow Fund and Indemnity Escrow Fund.

(i) Upon Buyer becoming entitled to a distribution of all or a portion of the Purchase Price Escrow Fund pursuant to Section 2.3(d)(i), the Escrow Agent shall deliver out of the Purchase Price Escrow Fund (A) first, to the Audit Firm an amount in cash equal to the Audit Fees payable to the Audit Firm by Buyer in accordance with Section 2.3(f), if any, up to an amount equal to the Aggregate Consideration Deficit, (B) second, to Buyer cash in an amount equal to the Aggregate Consideration Deficit, less the amount, if any, paid to the Audit Firm pursuant to clause (A), (C) third, to the Audit Firm an amount in cash equal to the Audit Fees payable to the Audit Firm by Sellers in accordance with Section 2.3(f), if any, and (D) then, to the extent any funds remain in the Purchase Price Escrow Fund, 50% of the balance of the Purchase Price Escrow Fund to each Seller. If the sum of clauses (A) and (B) of the preceding sentence is greater than the amount of cash in the Purchase Price Escrow Fund (such excess, the “Escrow Cash Shortfall”), then, in addition to the cash distribution as provided in clauses (A) and (B) of the preceding sentence, each Seller shall deliver to Buyer, within ten (10) days after written notice of an Escrow Cash Shortfall to such Sellers, an amount in cash equal to 50% of the Escrow Cash Shortfall and Buyer shall be entitled to indemnification under Section 10.3(a) to the extent, and solely to the extent, such amounts are not paid by Sellers.

(ii) If Buyer is not entitled to a distribution of the Purchase Price Escrow Fund pursuant to Section 2.3(d)(i), the Escrow Agent shall deliver out of the Purchase Price Escrow Fund, first, to the Audit Firm an amount in cash equal to the Audit Fees payable to the Audit Firm by Sellers in accordance with Section 2.3(f), if any, and then 50% of the balance of the Purchase Price Escrow Fund to each Seller.

(iii) Upon any Buyer Indemnitee becoming entitled to a distribution of all or a portion of the Indemnity Escrow Fund pursuant to Article X, then, subject to Section 10.4, the Escrow Agent shall deliver to the appropriate Buyer Indemnitee out of the Indemnity Escrow Fund an amount in cash equal to the Loss suffered by such Buyer Indemnitee, subject to Section 10.4, up to the then remaining balance of the Indemnity Escrow Fund.

(iv) On June 1, 2014 (the “Escrow Termination Date”), the Escrow Agent shall distribute to each Seller 50% of the cash remaining in the Indemnity Escrow Fund then held by the Escrow Agent, if any, subject to adjustment pursuant to Section 10.5(c); provided, however, that if any Claim brought by a Buyer Indemnitee pursuant to and in accordance with Article X has not been resolved by Final Resolution as of such date (each such Claim, a “Holdover Claim”), then the amount of cash to be distributed shall be reduced by an amount equal to the total amount of all Holdover Claims.

(v) Upon Final Resolution of a Holdover Claim and delivery to the applicable Buyer Indemnitee of the cash to be delivered to such Buyer Indemnitee pursuant to Article X with respect to such Holdover Claim, if any, the Escrow Agent shall distribute to each Seller out of the Indemnity Escrow Fund then held by the Escrow Agent an amount equal to 50% of the excess of the amount of cash withheld pursuant to the proviso in Section 2.5(b)(iv) with respect to such Holdover Claim over the amount of cash distributed to the Buyer Indemnitees with respect to such Holdover Claim, subject to adjustment pursuant to Section 10.5(c).

(vi) Upon Final Resolution of all Holdover Claims and delivery to the applicable Buyer Indemnitee of the cash to be delivered to such Buyer Indemnitee pursuant to Article X with respect to the Holdover Claims, if any, the Escrow Agent shall distribute to each Seller 50% of the cash remaining in the Indemnity Escrow Fund then held by the Escrow Agent, if any, subject to adjustment pursuant to Section 10.5(c).

(c) For federal and state income Tax purposes, Buyer and Sellers agree to treat the Escrow Fund in accordance with Proposed Treasury Regulation Section 1.468B-8. Accordingly, unless and until any amounts are distributed out of the Escrow Fund to Sellers, Buyer shall be treated as the owner of the Escrow Fund and thus shall take into account in filing its income Tax Returns all items of income, gain, loss or deduction with respect to such amount in accordance with Proposed Treasury Regulation Section 1.468B-8. Any amount distributed from the Escrow Fund to Sellers shall be treated as a payment pursuant to Buyer’s obligation to Sellers arising from Sellers’ sale of property to which the installment provisions of Section 453 of the Code, and the unstated interest provisions of Section 483 or 1274 of the Code, apply.

2.6 Written Instructions. Each Seller and Buyer hereby covenants and agrees that when any Person becomes entitled to any distribution from the Escrow Fund pursuant to any provision of this Agreement, each such Party shall promptly, and in any event within the applicable period specified in Section 2.6(b), execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid from the Escrow Fund in accordance with this Agreement, including Section 10.5(c), and all other means of calculating amounts due under this Agreement (a “Joint Direction”). Each Party agrees to confer as promptly as practicable and use its reasonable best efforts to reach agreement as to the calculation of and entitlement to such amounts. In furtherance and not in limitation of the foregoing:

(a) if any Party shall fail to execute and deliver a Joint Direction within the time specified in this Section 2.6, any of Sellers or Buyer or any Buyer Indemnitee, as applicable, shall be entitled to receive distributions from the Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of a written instruction, order or judgment issued or entered by a court of competent jurisdiction setting forth the amount of Losses or the amount to be paid to such Person; and

(b) each Seller and Buyer covenants and agrees jointly to instruct the Escrow Agent in writing:

(i) within two (2) Business Days after the Closing to distribute any amounts due from the Earnest Money Escrow Fund (less any amount due to the Escrow Agent pursuant to the Escrow Agreement) to Buyer pursuant to Section 2.4(a)(iii);

(ii) within two (2) Business Days after any termination of this Agreement (A) by Seller(s) as provided in Section 2.4(b), to distribute (x) to each Seller, 50% of the Earnest Money Escrow Amount portion of the Earnest Money Escrow Fund and (y) to Buyer, the balance of the Earnest Money Escrow Fund (less any amount due to the Escrow Agent pursuant to the Escrow Agreement), and (B) by Buyer or Sellers as provided in Section 2.4(c), to distribute the Earnest Money Escrow Fund (less any amount due to the Escrow Agent pursuant to the Escrow Agreement) to Buyer;

(iii) within five (5) Business Days after the final determination of the Final Closing Statement, to make any and all cash distributions of the Purchase Price Escrow Fund to either Sellers or Buyer required by Section 2.5(b)(i) or Section 2.5(b)(ii);

(iv) if applicable, within five (5) Business Days after the determination by the Audit Firm of Net Working Capital, Expenses (to the extent not paid prior to the Measurement Time) or the Cash Amount, as applicable, to release to the Audit Firm out of the Purchase Price Escrow Fund the amount payable to the Audit Firm by Sellers, if any, required by Section 2.5(b)(i) or Section 2.5(b)(ii);

(v) within five (5) Business Days after a Buyer Indemnitee, if any, becomes entitled to a distribution of all or a portion of the Indemnity Escrow Fund pursuant to Article X, to make the cash distribution required by Section 2.5(b)(iii);

(vi) promptly upon the Escrow Termination Date to make the cash distributions of the Indemnity Escrow Fund, if any, required by Section 2.5(b)(iv); and

(vii) if applicable, within five (5) Business Days after the Final Resolution of Holdover Claims, to make cash distributions of the Indemnity Escrow Fund pursuant to Section 2.5(b)(v) or Section 2.5(b)(vi), as applicable.

2.7 Purchase Price Allocation.

(a) Newco shall be treated for federal, state and local income Tax purposes as a continuation of Crude JV, and the sale and purchase of the Interests shall be treated for federal, state and local income Tax purposes as the sale and purchase of the assets of Crude JV (except that for Tax purposes in the State of Texas the sale and purchase shall be treated as a sale of the Interests) and no Party or any Affiliate thereof shall take any federal, state or local income or franchise Tax position inconsistent with such treatment.

(b) The Cash Amount (and all other amounts treated as consideration for federal income Tax purposes) shall be allocated in accordance with Schedule 2.7 (the “Preliminary Asset Allocation”).

(c) No later than one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Sellers for Sellers’ review and approval (such approval not to be unreasonably withheld, conditioned or delayed), a copy of the Form 8594 and any required exhibits thereto (the “Allocation Schedule”) allocating the Cash Amount (and all other amounts treated as consideration for federal income Tax purposes) among Crude JV’s assets in a manner consistent with the Preliminary Asset Allocation. Buyer shall prepare and deliver to Sellers, from time to time, for Sellers’ review and approval (such approval not to be unreasonably withheld, conditioned or delayed), revised copies of the Allocation Schedule (the “Revised Allocation Schedules”) so as to reflect any matters on the Allocation Schedule that need updating (including adjustments to the Cash Amount pursuant to Section 2.3(d), if any). The Allocation Schedule and the Revised Allocation Schedules shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with the Preliminary Asset Allocation. Within thirty (30) days of delivery of the Allocation Schedule or the Revised Allocation Schedules, as the case may be, Sellers shall review such statements; and if Sellers agree on the allocation of the Cash Amount (and all other amounts treated as consideration for federal income Tax purposes) (which shall be evidenced by an Allocation Schedule or the Revised Allocation Schedules signed by Buyer and each Seller), Buyer, Newco, Sellers, and their respective Affiliates shall file all Tax Returns in a manner consistent with such agreed allocation and shall take no Tax position inconsistent therewith. The Parties shall negotiate in good faith to reach agreement on the allocation as set forth in such Allocation Schedule or Revised Allocation Schedule. In the event that Buyer and Sellers are unable to agree on such allocation within thirty (30) days after the delivery of the Allocation Schedule or the Revised Allocation Schedules, as the case may be, then (i) Buyer or either Seller may submit such dispute to the Audit Firm and follow such dispute resolution procedures as are set forth in Section 2.3(c), mutatis mutandis, (ii) in connection with such engagement, Buyer, Sellers and Crude JV shall execute any engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement and (iii) until such Allocation Schedule or Revised Allocation Schedules are finally determined pursuant to the terms of this Agreement, none of Buyer, Newco, Sellers nor any of their Affiliates shall be required, pursuant hereto, to file any Tax Returns or otherwise take any positions consistent with such allocation, except that they shall take no Tax position inconsistent with the Preliminary Asset Allocation. The Parties shall instruct the Audit Firm that its determination must be consistent with the Preliminary Asset Allocation, and none of the Parties shall be bound by any determination of the Audit Firm that is inconsistent with the Preliminary Asset Allocation. The fees of the Audit Firm payable in connection with the dispute resolution will be paid 50% by Buyer and 50% by Sellers (apportioned equally among the Sellers, provided, that if only one Seller disputes the allocation, such Seller shall bear the entire amount).

2.8 Withholding. Buyer shall be entitled to deduct and withhold from the Cash Amount all Taxes that Buyer is required to deduct and withhold under any provision of any Tax Laws or Regulations; provided, however, that Buyer will provide two (2) Business Days’ notice to Seller prior to withholding to give Sellers an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the limitations set forth in Article X, each Seller, severally and not jointly with the other Seller, represents and warrants as to itself to Buyer as follows:

3.1 Organization, Good Standing and Authority of Sellers.

(a) Such Seller is, (i) in the case of Wildcat, a limited liability company formed under the Laws of the State of Texas and its right to transact business in Texas is active and (ii) in the case of Approach, a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Such Seller has the full right, power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the transfer, conveyance and sale to Buyer at the Closing of the Interests owned by it through Newco. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or is intended to be a party have been duly authorized by all requisite limited liability company action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is or shall be a party have been or will be duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or will, if not yet executed, at Closing constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to the Enforceability Exceptions.

3.2 Title to Interests. Such Seller has good and valid record and beneficial title to 50% of the Interests, free and clear of any and all Liens. The Interests owned by such Seller constitute all of the Equity Interests of Crude JV held of record or beneficially owned by such Seller. Upon the Closing, Buyer will acquire good title to all of the Interests of Crude JV owned by such Seller, free and clear of any Liens, other than any Liens created pursuant to applicable securities Laws or Liens in favor of the holders of the Interests pursuant to the terms of the organization documents of Crude JV. Such Seller is not a party to (i) any option, warrant, purchase right or other Contract (other than this Agreement, the LLC Agreement and as contemplated by the Restructuring) that could require such Seller or, after the Closing, Buyer, to sell, transfer or otherwise dispose of any Equity Interest of Crude JV or (ii) any voting trust, proxy or other agreement or understanding with respect to the voting or transfer (other than this Agreement, the LLC Agreement and as contemplated by the Restructuring) of any Equity Interest of Crude JV.

3.3 No Conflicts. Neither the execution and delivery by such Seller of this Agreement, any other Transaction Documents to which such Seller is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by such Seller of its obligations hereunder or thereunder will require any notice or consent under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of such Seller’s Interests under (i) the Organizational Documents of such Seller, (ii) any Contract or other instrument to which such Seller is a party or by which it or any of its properties or assets are bound, or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 (including any applicable filings required under, and compliance with any other applicable requirements of, the HSR Act) are duly and timely obtained, any Law, Regulation or Order applicable to such Seller.

3.4 Litigation. There is no Proceeding pending, or, to the Knowledge of such Seller, threatened against or affecting such Seller that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is or will be a party.

3.5 Broker’s or Finder’s Fees. Other than fees payable to Barclays Capital Inc. (“Barclays”) pursuant to that certain letter agreement by and between Barclays and Crude JV, dated as of July 26, 2013 (the “Barclays Engagement Letter”), no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of such Seller or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CRUDE JV

Subject to the limitations set forth in Article X, Crude JV represents and warrants to Buyer as follows, except as set forth in the Disclosure Letter:

4.1 Organization, Good Standing and Authority; Capitalization of Crude JV.

(a) Crude JV is a limited liability company formed under the Laws of the State of Texas and its right to transact business in Texas is active, and Crude JV has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Crude JV is licensed or qualified to do business and is in good standing or has a right to transact business in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b) Crude JV has the full right, power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other

Transaction Documents to which it is or is intended to be a Party have been duly authorized by all requisite limited liability company action on the part of Crude JV. This Agreement and the other Transaction Documents to which it is or shall be a Party have been or will be duly executed and delivered by Crude JV, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or will, if not yet executed, at Closing constitute, legal, valid and binding obligations of Crude JV, enforceable against Crude JV in accordance with their terms, subject to the Enforceability Exceptions.

(c) The Interests owned of record by Sellers as of the date hereof and prior to the consummation of the Restructuring collectively constitute all of the outstanding Equity Interests in Crude JV. Following the Restructuring, (i) Sellers will own all of the issued and outstanding Equity Interests in Newco, (ii) the Interests owned by Newco will constitute all of the Equity Interests of Crude JV held of record or beneficially owned by Newco and will collectively constitute all of the outstanding Equity Interests in Crude JV, and (iii) upon the Closing, Buyer will acquire good title to all of the Interests of Crude JV owned by Newco, free and clear of any Liens, other than any Liens created pursuant to applicable securities Laws or Liens in favor of the holders of the Interests pursuant to the terms of the organization documents of Crude JV. Newco will not be a party to (A) any option, warrant, purchase right or other Contract (other than as contemplated by this Agreement and the Restructuring) that could require Newco, or, after the Closing, Buyer, to sell, transfer or otherwise dispose of any Equity Interest of Crude JV or (B) any voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any Equity Interest of Crude JV. All the outstanding membership interests of Crude JV have been duly authorized and validly issued and were not issued in violation of any preemptive rights, preferential rights of subscription or purchase or similar rights of any Person.

(d) Crude JV does not own, directly or indirectly, an Equity Interest in any other Person.

(e) Crude JV has made available to Buyer true and complete copies of the Organizational Documents of Crude JV.

4.2 No Conflicts. Neither the execution and delivery by Crude JV of this Agreement, any other Transaction Documents to which Crude JV is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by Crude JV of its obligations hereunder or thereunder will conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets under, or otherwise result in a material detriment to Crude JV under, any provision of (i) the Organizational Documents of Crude JV (as amended to date), (ii) any Contract, instrument, permit, concession, franchise or license to which Crude JV is a party or by which or to which any of its properties or assets are bound or subject, or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 (including any applicable filings required under, and compliance with any other applicable requirements of, the HSR Act) are duly and timely obtained or made, any Law, Regulation or Order applicable to Crude JV or any of its respective properties or assets, other than, in the case of clauses (ii) and (iii), as would not constitute a Material Adverse Effect.

4.3 Consents and Authorizations.

(a) Except for (i) Post-Closing Notifications, (ii) any Notifications set forth in Section 4.3(a)(ii) of the Disclosure Letter (the “Required Notifications”), (iii) any Third-Party Consent set forth in Section 4.3(a)(iii) of the Disclosure Letter (a “Required Third-Party Consent”), (iv) any Authorizations set forth in Section 4.3(a)(iv) of the Disclosure Letter, and (v) any applicable filings required under, and compliance with any other applicable requirements of, the HSR Act, no material Authorization, Notification or Third-Party Consent is necessary for Crude JV to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or it shall be a party.

(b) Section 4.3(b)(i) of the Disclosure Letter lists all material Authorizations issued to Crude JV or Wildcat Operating in connection with or otherwise relating to the ownership, operation or use of the Assets, including the name of each such Authorization, its date of issuance and its date of expiration. Except as listed on Section 4.3(b)(ii) of the Disclosure Letter, the Authorizations listed on Section 4.3(b)(i) of the Disclosure Letter are held by Crude JV and, except for any Authorizations required to be issued by the FERC, constitute all material Authorizations as are necessary for Crude JV to carry on its business as currently conducted. Crude JV is in compliance with such Authorizations in all material respects and, as of the date of this Agreement, all material fees and charges with respect to such Authorizations due and payable have been paid in full. Crude JV has not received from any Governmental Authority written notification that any such Authorizations (A) are not in full force and effect, (B) have been violated in any material respect or (C) are subject to any suspension, revocation, modification or cancellation. There is no Proceeding pending or, to the Knowledge of Crude JV, threatened regarding suspension, revocation, modification or cancellation of any of such Authorizations. None of the Authorizations listed on Schedule 4.3(b) of the Disclosure Letter will be modified, suspended or cancelled as a result of the consummation of the transactions contemplated by this Agreement.

4.4 Properties.

(a) Crude JV insofar as it relates to all Persons claiming by, through or under Crude JV or any Affiliate of Crude JV, but not otherwise, has the title or right, free and clear of all Title Defects other than Permitted Encumbrances, to all Real Property Interests as set forth in the applicable real property instrument for each Real Property Interest; provided, however, some of the Real Property Interests granted to, or held by, Crude JV (or its predecessors in interest) cross or provide rights to properties that are subject to Liens in favor of third parties that have not been subordinated to the Real Property Interests. Section 4.4(a) of the Disclosure Letter sets forth a true and complete list and summary description (including property location) of the Real Property Interests. The Pipeline Assets, to the extent located on lands owned by third parties, are covered by recorded Easements or leasehold rights in favor of Crude JV.

(b) Crude JV (i) has such title, right or interest in and to the Pipeline Assets as is sufficient to enable Crude JV to own and operate the Pipeline Assets as currently conducted without material interference, free and clear of all Title Defects, and (ii) owns or holds by leaseholds, permits or Contracts all of the other assets reflected in the Balance Sheet (other than any assets reflected in the Balance Sheet that have been sold or otherwise disposed of since the date of the Balance Sheet without breaching Section 6.1(c)), excluding Real Property Interests and Pipeline Assets, free and clear of all Title Defects. As of the date of this Agreement, Crude JV has not received any written notice of any claim asserting the existence of a Title Defect in connection with any material Assets. To the Knowledge of Crude JV: (x) all pipelines operated by Crude JV are located on lands subject to contiguous Easements; and (y) there are no gaps (including any gap arising as a result of any breach by Crude JV of the terms of any such Easement) in such Easements.

(c) The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the business of Crude JV consistent with past practice and as currently operated. There are no preferential rights, rights of first refusal, rights of first offer or similar rights to purchase or with respect to the sale of any material Asset or material portion of the Assets.

(d) As of the date of this Agreement, neither Sellers nor Crude JV have received any written notice of default under, or termination of, any material real property lease or Easement. Crude JV is not in default, and, to the Knowledge of Crude JV, no other party to any material real property lease or Easement is in default of any material real property lease or Easement.

(e) The assets of Crude JV that are tangible assets are, in all material respects, in good operating and working order, repair and condition, subject to ordinary wear and tear.

(f) True and complete copies of the Easements held by Crude JV as of the date of this Agreement have been made available to Buyer.

4.5 Easements. There is not (i) any material breach or event of default on the part of Crude JV with respect to any Easement, (ii) to the Knowledge of Crude JV, as of the date of this Agreement, any material breach or event of default on the part of any other party to any Easement, or (iii) any event that, with the giving of notice or lapse of time or both, would constitute such material breach or event of default on the part of Crude JV with respect to any Easement, or, as of the date of this Agreement and to the Knowledge of Crude JV, on the part of any other party thereto, in each case, to the extent any such breach or event of default, individually or in the aggregate, that (A) materially interferes with the use of the Pipeline Assets as currently conducted or (B) constitutes a Material Adverse Effect. To the Knowledge of Crude JV, the Easements are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms (subject to the Enforceability Exceptions). All rental and other material payments due thereunder by Crude JV have been duly paid in accordance with the terms of the Easements except to the extent that a failure to do so, individually or in the aggregate, does not materially interfere with the use of the Pipeline Assets covered thereby as currently conducted.

4.6 Taxes. Except as set forth on Section 4.6 of the Disclosure Letter:

(a) All income and other material Tax Returns required to be filed by or with respect to Crude JV have been filed when due. All such Tax Returns were true, correct, and complete in all material respects. All material amounts of Taxes of Crude JV have been paid when due.

(b) Crude JV has withheld or collected all material Taxes that Crude JV has been required to withhold or collect with respect to Crude JV and, to the extent required when due, have timely paid such Taxes to the proper taxing authority.

(c) There are no Tax Liens on the assets of Crude JV, other than Permitted Encumbrances.

(d) There are no written claims by any taxing authority in a jurisdiction where Crude JV does not file Tax Returns that Crude JV (or any of the assets of Crude JV) may be subject to taxation by that jurisdiction.

(e) There are (i) no asserted or threatened claims, deficiencies or assessments of Taxes from any taxing authority with respect to Crude JV or the assets of Crude JV and (ii) no ongoing audits or examinations of any Taxes or Tax Returns relating to Crude JV or the assets of Crude JV and no such audit or examination is threatened in writing.

(f) Neither Sellers nor Newco is a “foreign person” as defined in Section 1445 of the Code.

(g) Crude JV (i) is not a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement, (ii) does not have any outstanding, agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes or the filing of any Tax Return, and (iii) does not have any Liability for the Taxes of another Person under Treasury Regulation § 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law or Regulation), or as a transferee or successor, or by Contract or otherwise. None of Crude JV’s assets are subject to any Tax partnership agreement.

(h) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Crude JV.

(i) Crude JV is, and has been since the date of its organization, classified as a partnership or a disregarded entity for U.S. federal income Tax purposes.

4.7 Compliance with Laws. Crude JV (i) is in compliance in all material respects with all applicable Laws and Regulations and (ii) has not received written notice from any Governmental Authority that it is not in compliance in any material respect with any applicable Law or Regulation.

4.8 Insurance. Section 4.8 of the Disclosure Letter sets forth a list, including the name of the insurer, the risks insured, and related limits, of the insurance policies maintained by Crude JV as of the date of this Agreement. To the Knowledge of Crude JV, all such policies are in full force and effect. As of the date of this Agreement, there is no material claim outstanding under any such insurance policy and, to the Knowledge of Crude JV, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) could reasonably be expected to give rise to or serve as the basis for any such claim under any such policy. Crude JV has not received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. Crude JV is not in default under, and has not failed to comply with, in any material respect, any provision contained in any such policy.

4.9 Material Contracts. Section 4.9 of the Disclosure Letter contains a list of all Material Contracts as of the date of this Agreement. A copy of each Material Contract that is true, correct and complete in all material respects has been made available to Buyer. Crude JV has not received from any other party to a Material Contract any written notice of any breach or violation by Crude JV of any Material Contract. To the Knowledge of Crude JV, no event has occurred which (with notice or lapse of time, or both) would constitute a material default or event of default by Crude JV under the terms of any Material Contract. Crude JV has performed its obligations under the Material Contracts in all material respects. Subject to any Enforceability Exceptions, (i) each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of Crude JV and, to the Knowledge of Crude JV, each other party thereto, and (ii) to the Knowledge of Crude JV, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.

4.10 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, formulas, industrial designs, know-how, inventions, copyrights, logos, internet domain names or other intangible property, whether registered or unregistered (“Intellectual Property”), that are necessary for the operation, maintenance or continued operation, of the business of Crude JV as currently conducted in all material respects, or for the ownership, maintenance and operation, or continued ownership and operation, of any assets of Crude JV, for which Crude JV does not hold valid and continuing authority in connection with the use thereof. Crude JV has not received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the assets of Crude JV. To the Knowledge of Crude JV, no other Person is infringing upon or misappropriating the Intellectual Property. No Proceeding is pending, or to the Knowledge of Crude JV, threatened alleging any such infringement or misappropriation.

4.11 Broker’s or Finder’s Fees. Other than fees payable by Sellers pursuant to the Barclays Engagement Letter, no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Crude JV.

4.12 Employees. Crude JV has no employees. Crude JV has no liability with respect to (i) any individual who has performed services as an employee, consultant or contractor of Crude JV, or (ii) any “employee benefit plan” (as defined in Section 186 of ERISA) subject to ERISA. Crude JV has provided or otherwise made available to Buyer a list of those employees of Sellers or their Affiliates that perform services for Crude JV (each, a “Business Employee”) and each such Business Employee’s employing entity, job title, original hire date, visa status (if applicable), leave status (including nature and duration of leave and expected return date), bonus (if any) paid for the calendar year 2012 and current annualized salary (or rate of pay).

4.13 Financial Statements; Absence of Undisclosed Liabilities; Controls and Procedures.

(a) Crude JV has delivered to Buyer the following:

(i) the audited balance sheet (the “Balance Sheet”) and related audited statement of operations, statement of changes in members’ capital and statement of cash flow of Crude JV for the year ended December 31, 2012 together with the notes thereto (the “Year End Financial Statements”); and

(ii) the unaudited balance sheet and related unaudited income statement of Crude JV (for the six-month period ended June 30, 2013) (the “Interim Financial Statements”). The Year End Financial Statements and the Interim Financial Statements are hereinafter referred to, collectively, as the “Financial Statements.”

(b) The Financial Statements have been prepared in accordance with the books and records of Crude JV in all material respects. Each balance sheet included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the financial position of Crude JV, as of the date thereof, and each statement of operations, income statement, statement of changes in members’ capital and statement of cash flow included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations, changes in members’ capital and cash flow, as the case may be, of Crude JV for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, individually or in the aggregate, material.

(c) There are no Liabilities of Crude JV that are not reflected or reserved against in the Interim Financial Statements, other than Liabilities that are (i) not required to be presented in unaudited interim financial statements prepared in conformity with GAAP, (ii) current liabilities incurred in the ordinary course of business since June 30, 2013, (iii) individually or in the aggregate, not material to Crude JV, taken as a whole and which, in any event, do not exceed $250,000 in the aggregate, (iv) Liabilities expressly contemplated under this Agreement or (v) Liabilities for Expenses. Crude JV does not have any Indebtedness for borrowed money.

(d) Crude JV is not engaged in any natural gas or other futures or options trading or a party to any price swaps, hedges, futures or similar instruments.

4.14 Environmental Matters.

(a) Except as set forth on Schedule 4.14, to the Knowledge of Crude JV, Crude JV is not in violation of any applicable Environmental Law in any material respect. To the Knowledge of Crude JV, Crude JV has not received written notice from any Governmental Authority or other Third Person alleging that Crude JV is in violation of any Environmental Law in any material respect.

(b) None of the Real Property Interests and, to the Knowledge of Crude JV, none of any other properties used by Crude JV in its ordinary course of business or the properties to which Hazardous Materials generated by Crude JV or as a result of the operations of Crude JV may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites requiring environmental investigation or remediation maintained by any Governmental Authority or (ii) is the subject of any material remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or Release of Hazardous Materials.

(c) Crude JV currently holds all material Authorizations required under any Environmental Law for its ownership, operation, or use of the Real Property Interests and the other Assets, and all such Authorizations held by Crude JV are in full force and effect and there are no material outstanding or unresolved notices of violation or notices of noncompliance with respect to such Authorizations held by Crude JV.

(d) There are no material civil, criminal, or administrative actions, suits, demands, claims, hearings, Proceedings, or notices pending or, to the Knowledge of Crude JV, threatened against Crude JV under any Environmental Law, including without limitation those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, (i) there has been no Release of Hazardous Materials in contravention of Environmental Law by Crude JV or, to the Knowledge of Crude JV, by any other Person at any real property currently owned, operated or leased by Crude JV and (ii) to the Knowledge of Crude JV, there has been no Release of Hazardous Materials in contravention of Environmental Law at any real property formerly owned, operated or leased by Crude JV. Neither Crude JV nor any Seller has received any written notice that any real property currently or formerly owned, operated or leased in connection with the business of Crude JV (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which reasonably could be expected to result in Crude JV incurring material liability under Environmental Law.

(f) To the Knowledge of Crude JV, Crude JV has not retained or assumed, by express provision in any Contract or by operation of Law as a result of any merger, consolidation or other similar transaction, any liabilities or obligations of any Third Person under any Environmental Law.

(g) Crude JV has provided or otherwise made available to Buyer any and all material environmental reports, studies, records, sampling data, site assessments, risk assessments and other similar documents with respect to the business or assets of Crude JV or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller or Crude JV related to compliance with Environmental Laws.

EXCEPT AS SET FORTH IN THIS SECTION 4.14, NEITHER CRUDE JV NOR SELLERS MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO ENVIRONMENTAL MATTERS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY JUDGMENT, DECREE, ORDER, INJUNCTION OR WRIT OF ANY GOVERNMENTAL AUTHORITY ISSUED THEREUNDER OR RELATED THERETO OR SELLERS’, CRUDE JV’S, OR THE ASSETS’ COMPLIANCE THEREWITH, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO CRUDE JV’S REPRESENTATIONS CONTAINED IN THIS SECTION 4.14 AND WITHOUT PREJUDICE TO BUYER’S RIGHTS WITH RESPECT TO THE REMAINING COVENANTS, AGREEMENTS AND INDEMNITY OBLIGATIONS OF SELLERS AND CRUDE JV SET FORTH IN THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

4.15 Litigation.

(a) There are no Proceedings pending or, to the Knowledge of Crude JV, threatened against Crude JV or the Assets.

(b) Neither Crude JV nor any of the Assets is subject to any outstanding Order (other than routine oil and gas field regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Person.

4.16 Absence of Certain Changes. Since April 3, 2013, except as reflected in the Interim Financial Statements and Section 4.16 of the Disclosure Letter, (a) there has not occurred any event or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) Crude JV has not acted or failed to act in a manner that would have been prohibited by Section 6.1 if the terms of Section 6.1 had been in effect as of and after such date.

4.17 Severance; Change of Control. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the Transaction Documents will not (either alone or in conjunction with any other event) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of Crude JV to any (1) Severance Obligations, or (2) Change of Control Amounts. Further, Crude JV has not made any payments, is not obligated to make any payments, and is not a party to any Contract that, under any circumstances, would obligate it to make any payments that would not be deductible under (or the deduction of which would be limited by) Section 280G or 162(m) of the Code or would be subject to Tax under Section 409A of the Code.

4.18 Regulatory Matters.

(a) To the Knowledge of Crude JV, Crude JV is not subject to regulation by the Federal Energy Regulatory Commission (the “FERC”).

(b) No approval by any state public utility commission (or equivalent state regulatory authority), including, without limitation, the Texas Railroad Commission, is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, all filings required to be made by Law by Crude JV from and after the date of its formation with any applicable state regulatory commission or department with jurisdiction over Crude JV or the Assets, as the case may be, have been made and have not been amended, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

4.19 Customers and Suppliers. Neither Sellers nor Crude JV have received any written notice that (a) any of the customers of Crude JV has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Crude JV or (b) that any of the suppliers of Crude JV has ceased, or intends to cease, to supply goods or services to Crude JV or to otherwise terminate or materially reduce its relationship with Crude JV.

4.20 Books and Records. The books and Records of Crude JV are complete in all material respects and fairly reflect in all material respects the transactions and dispositions of assets of Crude JV. The minute books of Crude JV contain records of all meetings, and actions taken by written consent of, the members, the board of directors or board of managers, and any committees of the board of directors or board of managers, of Crude JV in all material respects. At the Closing, all books and Records of Crude JV will be in the possession of Crude JV. All material books and Records of Crude JV have been made available to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the limitation set forth in Article X, the Partnership and Buyer jointly and severally represent and warrant to Sellers as follows:

5.1 Organization, Good Standing and Authority of Buyer.

(a) The Partnership is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Buyer is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c) Each of the Partnership and Buyer have the requisite right, power and authority to enter into this Agreement and the Transaction Documents to which they shall be a party and to purchase the Interests from Sellers at the Closing. The execution, delivery and performance of this Agreement and the other Transaction Documents to which either the Partnership or Buyer is or is intended to be a party have been duly authorized by all requisite partnership action or limited liability company action, as applicable, on the part of the Partnership and Buyer. This Agreement and the other Transaction Documents to which either the Partnership or Buyer is or shall be a party have been or will be duly executed and delivered by such Party, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or will, if not yet executed, at Closing constitute, legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their terms, subject to the Enforceability Exceptions.

5.2 No Conflicts. Neither the execution and delivery by either the Partnership or Buyer of this Agreement, any other Transaction Documents to which such Party is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by such Party of its obligations hereunder or thereunder will require any notice or consent under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under (i) the Organizational Documents of the Partnership or Buyer, (ii) any material Contract or other instrument to which either the Partnership or Buyer is a party or by which such Party or any of such Party’s properties or assets are bound or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 (including any applicable filings required under, and compliance with any other applicable requirements of, the HSR Act) are duly and timely obtained, any Law, Regulation or Order applicable to either such Party.

5.3 Litigation. There is no Proceeding pending, or, to the Knowledge of Buyer, threatened against or affecting the Partnership or Buyer that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of the Partnership or Buyer to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is or will be a party.

5.4 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its Affiliates.

5.5 Financial Ability. The Partnership and Buyer, with the proceeds available to the Partnership and Buyer from ArcLight Energy Partners Fund V, L.P. and/or its wholly owned subsidiary Lonestar Midstream Holdings, LLC, will have sufficient funds available to them to enable Buyer to satisfy all of its payment obligations under this Agreement, including without limitation under Section 2.2(b) and Section 2.2(c), and to consummate the transactions contemplated hereby. At the Closing, Buyer will have sufficient funds on hand to enable Buyer to satisfy all of its payment obligations under this Agreement, including without limitation under Section 2.2(c) and to consummate the transactions contemplated hereby.

5.6 Investment Intent.

(a) Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Buyer does not have any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Buyer is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act, and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and Crude JV, and Buyer is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Interests and Crude JV.

5.7 Independent Evaluation. Each of the Partnership and Buyer is knowledgeable of the oil and gas business and of the usual and customary practices of owners and operators of Hydrocarbon pipelines and related facilities, including those in the areas where the assets and operations of Crude JV are located. Further, each of the Partnership and Buyer is capable of making such investigation, inspection, review and evaluation of the assets and operations of Crude JV as a prudent purchaser would deem appropriate under the circumstances including, their value, operation and suitability. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each of the Partnership and Buyer has relied solely upon the representations and warranties of Sellers set forth in Article III of this Agreement, the representations and warranties of Crude JV set forth in Article IV of this Agreement, the representations and warranties in the Seller Certificates, its own independent due diligence investigation of Crude JV, its assets and operations, and the terms and conditions of this Agreement.

ARTICLE VI

COVENANTS

6.1 Conduct of Business.

(a) Crude JV covenants and agrees that until the earlier of the Closing or the termination of this Agreement, unless Buyer otherwise consents in writing, Crude JV shall, and each Seller shall take such actions as are within its control to cause Crude JV to:

(i) operate in the usual and ordinary course of business consistent with past practice; and

(ii) preserve substantially intact its business organizations, use commercially reasonable efforts to maintain its rights, privileges and immunities, and maintain its relationships with its customers and suppliers.

(b) Without limiting the foregoing, from the date hereof to the Closing or termination of this Agreement, Crude JV shall, and each Seller shall not take any action to cause Crude JV not to:

(i) use commercially reasonable efforts to (A) maintain and to keep the tangible Assets in good repair and condition, ordinary wear and tear excepted and (B) defend and protect the intangible Assets from infringement or misappropriation;

(ii) use commercially reasonable efforts to keep in full force and effect insurance applicable to its Assets and operations comparable in amount and scope of coverage to that currently maintained; and

(iii) (A) keep and maintain accurate books, Records and accounts, and (B) pay or accrue all Taxes imposed upon any of its assets or with respect to its franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which appropriate reserves have been established therefore in accordance with GAAP.

(c) Except as expressly contemplated by the terms of this Agreement (including the Restructuring), as otherwise set forth in Section 6.1(c) of the Disclosure Letter or unless Buyer otherwise agrees in writing, from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement:

(i) each Seller shall not, and shall take all action within its control to cause Newco not to, sell, transfer or otherwise dispose of, or grant any Lien with respect to, the Interests; and

(ii) Crude JV shall not, and each Seller agrees that it shall not take any action to cause Crude JV to:

(A) enter into (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other equity based, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, bonus, termination or similar Contract with any Person;

(B) grant, pay, otherwise become liable for or obligated to pay, any bonus or increase in compensation or benefits to any employee, consultant or Manager of Crude JV;

(C) grant, pay or otherwise become liable for or obligated to pay any Severance Obligation or Change of Control Amounts;

(D) make any loan to, or enter into any other transaction with, any Manager, Officer, or other employee of Crude JV;

(E) (1) redeem, purchase or acquire, or offer to purchase or acquire, any of the Interests, (2) effect any reorganization or recapitalization, (3) split, combine or reclassify any of the Interests, or (4) declare, set aside or pay any dividend or other distribution, other than wholly in cash, in respect of the Interests;

(F) (1) offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of any Equity Interests in Crude JV or (2) grant, or authorize the grant of, any Lien with respect to any Equity Interests in Crude JV;

(G) acquire, directly or indirectly, (1) (whether by merger, consolidation or otherwise) an Equity Interest in any business or division of any Person or (2) any material assets or properties other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

(H) sell, lease, exchange or otherwise dispose of, any of its Assets, except for dispositions of Hydrocarbon inventories in the ordinary course of business consistent with past practice or grant any Lien (other than Permitted Encumbrances) with respect to any of its Assets, or grant any license or sublicense with respect to the Intellectual Property;

(I) adopt any amendments to its Organizational Documents;

(J) enter into any new line of business or abandon or discontinue any existing lines of business;

(K) (1) make any change in its methods of accounting in effect on the date hereof, except as may be required to comply with GAAP; (2) make, change or revoke any material Tax election or change (or make a request to change) its Tax accounting methods; (3) amend any material Tax Return, except as necessary to comply with any Law or Regulation; (4) settle or compromise any Proceeding relating to a material amount of Taxes, except, in each case, as may be required by Law or Regulation; or (5) revalue any asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Interim Financial Statements;

(L) incur any Indebtedness for borrowed money or, except with respect to obligations or other items reflected on Schedule C, any other Indebtedness;

(M) except for expenditures set forth on the Capital Budget attached as Schedule C, incur, or commit to incur, any capital expenditures (1) in excess of [REDACTED]* in the aggregate or (2) that constitute Emergency Expenditures (as such term is defined in the Operating Agreement);

(N) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(O) terminate, amend, modify, cancel, waive or assign any rights or obligations under or otherwise change in any material respect any Material Contract;

(P) enter into or assume (1) any Contract with any Person that would constitute a Material Contract relating to the purchase, sale or transportation of crude oil and containing terms that are less favorable to Crude JV than those included in any similar Contract between Crude JV and such Person or any Third Person without Buyer’s written consent, such consent not to be unreasonably withheld or (2) any other Contract not described in clause (1) above with any Person (other than Contracts entered into in the ordinary course of business with a Third Person consistent with past practice, on current market terms and which do not (i) impose any Indebtedness obligations on Crude JV or (ii) commit any capacity of the Pipeline Assets (other than, in the case of this clause (ii), any such Contract that by its terms may be terminated by Crude JV without penalty on not more than 60 days’ notice or expires within 60 days of the date that Crude JV enters into such Contract));

(Q) make any material change (except as may be required to comply with Law, Regulation or GAAP) in Crude JV’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits; or

(R) agree in writing or otherwise to do any of the foregoing.

(d) The Parties agree that if Buyer agrees in writing to any action requiring Buyer’s consent or agreement under any of the preceding Section 6.1(a) and Section 6.1(c), each applicable section of the Disclosure Letter shall be automatically updated for all purposes under this Agreement to include such action to which Buyer agreed.

(e) Notwithstanding anything to the contrary contained in this Section 6.1 or elsewhere in this Agreement, prior to Closing, Crude JV shall be entitled to distribute cash to Sellers (or, after the Restructuring, Newco); provided, that as between Sellers, Sellers agree any such distribution to Sellers shall be in accordance with the LLC Agreement or the Limited Liability Company Agreement of Newco, as applicable.

(f) Notwithstanding anything to the contrary contained in this Section 6.1 or elsewhere in this Agreement, prior to Closing, Crude JV shall, consistent with past practice, be entitled to remit cash to Wildcat Operating for the compensation of, and reimbursement of business expenses incurred by, Wildcat Operating employees performing services for Crude JV, as more particularly described on Section 6.1(f) of the Disclosure Letter.

6.2 Access, Information and Access Indemnity. Until the earlier of the Closing or the termination of this Agreement, on Business Days and during the business hours of 9:00 a.m. to 5:00 p.m. (local time), Sellers and Crude JV shall (a) furnish Buyer and Buyer’s authorized representatives with such financial, operating and other data and information related to Crude JV in the possession of Crude JV or Sellers as Buyer or Buyer’s authorized representatives may reasonably request and (b) make available to Buyer and Buyer’s authorized representatives reasonable access to the properties and assets of Crude JV during normal business hours, including by making available for examination as Buyer may reasonably request all Records and Contracts in the possession or control of Crude JV relating to the assets and operations of Crude

JV; provided, however, such material shall not include (i) any information described in Section 6.2 of the Disclosure Letter subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by Crude JV after reasonable efforts, or (ii) subject to prompt disclosure to Buyer of the general nature thereof, information that, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Buyer shall not unreasonably interfere with the day-to-day operations of the business of Crude JV.

6.3 Due Diligence Indemnification.

(a) THE PARTNERSHIP AND BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS, REGARDLESS OF WHETHER SUCH CLAIM OR LOSS WAS CAUSED OR CONTRIBUTED TO BY THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF, SELLERS, SELLER INDEMNITEES, OR ANY OF THEIR AGENTS OR EMPLOYEES. Buyer shall comply fully with all rules, regulations, policies and instructions issued by Crude JV or any Third Person operator and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that Crude JV reasonably may impose on contractors authorized to perform work on any property owned or operated by Crude JV.

(b) Buyer will provide to Sellers copies of any and all written materials prepared prior to Closing by any Third Person for or on behalf of Buyer in respect of any environmental matters with respect to the Assets or the operation of the business of Crude JV (including Phase I Environmental Assessments and environmental consultant reports, as applicable, delivered to Buyer or the Partnership or its advisors, but excluding any written materials prepared by counsel to Buyer or the Partnership) within three (3) Business Days of Buyer’s request therefor (but in any event prior to Closing).

(c) Express Negligence/Conspicuous Manner. THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS SECTION 6.3 COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNITEES. EACH OF THE PARTNERSHIP AND BUYER REPRESENT TO THE SELLER INDEMNITEES (i) THAT EACH OF THE PARTNERSHIP AND BUYER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF EITHER SUCH PARTY HAS NOT CONSULTED AN ATTORNEY, THAT SUCH PARTY WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (ii) THAT EACH OF THE PARTNERSHIP AND BUYER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS SECTION 6.3.

(d) Notwithstanding anything else in this Agreement to the contrary, the indemnification obligations of Buyer provided for in this Section 6.3 are independent from and not subject to Article X.

6.4 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.

6.5 Payoff Letters; Mutual Releases.

(a) At least two (2), but no more than five (5), Business Days prior to the Closing Date, each Seller shall, and shall take such actions within its control to cause Crude JV to, use commercially reasonable efforts to cause each payee of Expenses to deliver a Payoff Letter to Crude JV, copies of which shall be promptly delivered to Buyer.

(b) Each Seller shall deliver to Buyer at the Closing an executed Mutual Release and shall use, and shall cause Crude JV to use, commercially reasonable efforts to cause each Manager and Officer to reaffirm each Mutual Release delivered prior to the Closing, as applicable, or to deliver to Buyer at the Closing an executed Mutual Release to the extent such Person has not delivered a Mutual Release prior to the Closing.

(c) At or prior to the Closing, Crude JV shall deliver a countersigned Mutual Release to each Seller, Manager and Officer who delivers an executed Mutual Release to Crude JV at or prior to the Closing.

6.6 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. Sellers shall use, and shall cause Crude JV to use, commercially reasonable efforts to obtain prior to Closing each Authorization and each Required Third-Party Consent and to deliver each Required Notification that is required to be obtained or made prior to the Closing of the transactions contemplated by this Agreement, and, in addition, Sellers shall cooperate, and shall cause Crude JV to cooperate with Buyer, upon Buyer’s request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which Crude JV is a party and that requires consent as a result of the transactions contemplated by this Agreement.

6.7 Tax Matters.

(a) Filing of Tax Returns. On or prior to the Closing Date, Sellers shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns with respect to Crude JV or the assets of Crude JV that are due on or before the Closing Date and Sellers shall pay (or cause to be paid) all Taxes shown due thereon. For the avoidance of doubt, each Seller shall be responsible for 50% of any penalties assessed against Crude JV resulting from or arising out of the matters disclosed in Section 4.6 of the Disclosure Letter, provided, that any failure by a Seller to perform the foregoing covenant shall be treated as a Claim under and subject to Section 10.3(d). After the Closing Date, Buyer shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns with respect to Crude JV that are due after the Closing Date, and (i) each Seller shall pay or cause to be paid 50% of all Taxes shown due thereon that are attributable to Crude JV or the assets of Crude JV prior to the Closing Date except to the extent any such Taxes (A) are reflected as a Current Liability in the calculation of Net Working Capital or (B) are included in the calculation of the amount paid to any counterparty under any Hydrocarbon Purchase Contract such that the proceeds to be paid to such counterparty are reduced by the amount of such Taxes and (ii) Buyer shall pay or cause to be paid all other Taxes shown due thereon that are attributable to Crude JV or the assets of Crude JV from the Closing Date on. For purposes of the preceding sentence, (x) all real property Taxes, ad valorem Taxes, personal property Taxes and similar obligations attributable to Crude JV or Crude JV’s assets shall be apportioned as of the Closing Date between Sellers and Buyer, pro rata per day, with the portion of such Taxes attributable to the period immediately prior to the Closing Date being allocated to Sellers, and the portion of such Taxes attributable to the period from the Closing Date onward being allocated to Buyer, and (y) any Taxes attributable to Crude JV or Crude JV’s assets that are based upon or measured by production or movement of hydrocarbons including production, excise Taxes, utility fees and Taxes with respect to the ongoing business of Crude JV or Crude JV’s assets shall be apportioned as of the Closing Date between Sellers and Buyer, with the portion of such Taxes attributable to the period ending immediately prior to the Closing Date being allocated to Sellers and the portion of such Taxes attributable to the period from the Closing Date onward being allocated to Buyer, provided that any such Taxes attributable to Hydrocarbons purchased by Crude JV shall be attributable to the period during which such Hydrocarbons were purchased by Crude JV (and subject to clause (i)(B) above). All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law, Regulation or Order. If Buyer should pay any Taxes attributable to Sellers, Sellers shall promptly reimburse Buyer for such Taxes within fifteen (15) days after receipt of a written request for reimbursement from Buyer and if Sellers should pay any Taxes attributable to Buyer, Buyer shall promptly reimburse Sellers for such Taxes within fifteen (15) days after receipt of a written request for reimbursement from Sellers.

(b) Cooperation; Procedures Relating to Tax Claims. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns, any audit, litigation or other Proceeding with respect to Taxes and Tax Returns (other than a Proceeding relating to a Third Person Claim described in Section 10.6 which shall be governed by Section 10.6). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party. Wildcat, as the tax matters partner for Crude JV prior to Closing, will retain all books and records with respect to Tax matters pertinent to Crude JV relating to the Tax periods ending prior to the Closing Date, until the expiration of any applicable statute of limitations or extensions thereof. Sellers shall promptly notify Buyer in writing upon receipt by Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, assets or operations of Crude JV that reasonably may be expected to relate to or give rise to a Lien on the assets of Crude JV. Each of Buyer and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule.

(c) Taxes Related to Transaction. All sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Interests pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Interests shall be borne by Buyer.

(d) Amendments. Following the Closing, Buyer will not file an amended Tax Return with respect to Crude JV for a Pre-Closing Tax Period without the advance written consent of each Seller, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that the Parties agree that if any such amendment would have an adverse effect on either Seller, then such Seller’s failure to provide such consent shall not be deemed unreasonable).

(e) Refunds. If requested by Sellers, Buyer shall file a claim for refund or amended Tax Return with respect to Pre-Closing Tax Periods of Crude JV unless Buyer determines in good faith that such claim or Tax Return is contrary to applicable Law, Regulation or Order. Any Tax refund of Crude JV for any Pre-Closing Tax Period will be for Sellers’ account, and Buyer will pay over to Sellers any such refund within fifteen (15) days after receipt or entitlement thereto.

(f) Disputes. Any dispute arising out of or relating to the provisions of this Agreement that relate to Taxes that cannot be resolved by good faith negotiations between Buyer and Sellers shall be submitted to the Audit Firm to be resolved in accordance with Section 2.3(c), mutatis mutandis.

6.8 Regulatory Approvals.

(a) The Parties shall (i) to the extent required by any Governmental Authority, make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act requesting early termination of the waiting period thereunder with respect to the transactions contemplated hereby as promptly as practicable, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from any Governmental Authority in respect of such filings or such transactions, if any, and (iii) if applicable, cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law or Regulation, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to any such filing or any such transaction. If applicable, subject to Section 6.8(c), the Parties shall use all commercially reasonable efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Each Party shall use its reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to any proceedings under the HSR Act. Sellers, the Partnership and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.8 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials.

(b) Subject to Section 6.8(c), if any action or Proceeding is instituted (or threatened), challenging the transaction contemplated by this Agreement as violative of the HSR Act or any other antitrust, competition, premerger, notification or trade regulation law, regulation or order, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced, by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, each of the Sellers, the Partnership, Buyer and Crude JV shall use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction contemplated by this Agreement and to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; provided, that no Party shall have any obligation under this Section 6.8(b) at any time that such Party shall have the right to terminate this Agreement pursuant to Section 9.1(b)(ii) unless, and then only during the period for which, such Party shall have waived such right to terminate this Agreement pursuant to Section 9.1(b)(ii).

(c) Notwithstanding anything to the contrary in Section 6.8(a) or Section 6.8(b), in no event shall the Partnership, Buyer or any of their Affiliates be required, in connection with any demand by any Governmental Authority or otherwise, to agree or commit to (i) divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of any of them (including with respect to Crude JV after consummation of the transactions contemplated by this Agreement), or (ii) any restrictions or actions that after the Closing Date would limit the freedom of the Partnership or Buyer to operate Crude JV consistent with the manner in which Crude JV is operated as of the date of this Agreement (but on the basis of full capacity of the existing Pipeline Assets).

(d) If applicable, the filing fees with respect to any filing under the HSR Act shall be paid at the time of filing by Buyer.

6.9 Termination of Agreements. The Operating Agreement shall be terminated effective as of the Closing pursuant to the termination agreement (the “Termination Agreement”), dated as of the date hereof, a copy of which has been delivered to Buyer.

6.10 Transition Services Agreement. At the Closing, Crude JV shall, and Wildcat shall cause Wildcat Operating to, execute and deliver a transition services agreement (the “Transition Services Agreement”) pursuant to which Wildcat Operating shall agree to provide administrative services to Crude JV with respect to Crude JV and its assets and operations on terms mutually agreeable to Sellers and Buyer in the form attached hereto as Exhibit B.

6.11 Notice of Breaches of Representations and Warranties.

(a) Following the execution of this Agreement and prior to Closing, Buyer shall promptly (and in any event prior to the earlier of five (5) Business Days following discovery or the Closing Date) notify Sellers of any matter of which any member of the Buyer Knowledge Group has actual knowledge that, to the actual knowledge of such member of the Buyer Knowledge Group, constitutes a breach of any representation or warranty of Sellers or Crude JV contained in Article III or Article IV, respectively; provided, however, any such notification will not affect the rights or obligations of Buyer, Sellers or Crude JV under this Agreement and the failure to provide such notification will not affect any rights of Buyer or obligations of Sellers or Crude JV under this Agreement or any other Transaction Document except as contemplated by Section 10.1.

(b) Following the execution of this Agreement and prior to Closing, Crude JV shall promptly (and in any event prior to the earlier of five (5) Business Days following discovery or the Closing Date) notify Buyer of any matter of which any member of the Crude JV Knowledge Group has actual knowledge that, to the actual knowledge of such member of the Crude JV Knowledge Group, constitutes a breach of any representation or warranty of Crude JV contained in Article IV; provided, however, any failure by Crude JV to comply with this Section 6.11(b) shall be treated the same as a breach of a representation or warranty in the Seller Certificates for purposes of indemnification under Article X.

(c) Following the execution of this Agreement and prior to Closing, Wildcat shall promptly (and in any event prior to the earlier of five (5) Business Days following discovery or the Closing Date) notify Buyer of any matter of which any member of the Wildcat Knowledge Group has actual knowledge that, to the actual knowledge of such member of the Wildcat Knowledge Group, constitutes a breach of any representation or warranty of Wildcat contained in Article III; provided, however, any failure by Wildcat to comply with this Section 6.11(c) shall be treated the same as a breach of a representation or warranty in the Seller Certificates, and shall not be deemed a breach of a covenant or agreement, for purposes of indemnification under Article X.

(d) Following the execution of this Agreement and prior to Closing, Approach shall promptly (and in any event prior to the earlier of five (5) Business Days following discovery or the Closing Date) notify Buyer of any matter of which any member of the Approach Knowledge Group has actual knowledge that, to the actual knowledge of such member of the Approach Knowledge Group, constitutes a breach of any representation or warranty of Approach contained in Article III; provided, however, any failure by Approach to comply with this Section 6.11(d) shall be treated the same as a breach of a representation or warranty in the Seller Certificates, and shall not be deemed a breach of a covenant or agreement, for purposes of indemnification under Article X.

6.12 Restructuring.

(a) Prior to Closing, Sellers and Crude JV shall take, or cause to be taken, the following actions (collectively, the “Restructuring”):

(i) Sellers shall form Newco as their direct, wholly owned subsidiary, with each Seller owning 50% of the issued and outstanding Equity Interests in Newco; and

(ii) Each Seller shall consummate the Interest Contribution by execution and delivery to Newco of an Assignment and Assumption of Membership Interests in the form attached hereto as Exhibit C (the “Restructure Assignment”), the result of which will be that Newco will own of record and beneficially 100% of the Interests.

(b) Following the consummation of the Restructuring, Sellers shall cause Newco to comply with its obligations pursuant to Section 2.1 regarding the transfer, assignment and delivery of the Interests to Buyer free and clear of all Liens, other than any Liens created pursuant to applicable securities Laws or Liens in favor of the holders of the Interests pursuant to the terms of the organization documents of Crude JV, and to otherwise execute and deliver to Buyer such documents and take such actions as Buyer may reasonably request in order to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.

6.13 Change of Company Name. Buyer and Crude JV agree that after the Closing they shall have no right to use the name of “Wildcat,” “Wildcat Permian Services” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and will not at any time after the Closing hold themselves out as having any affiliation with the Sellers or any of their Affiliates. In furtherance thereof, as promptly as practicable, but in no event later than one hundred twenty (120) days following the Closing Date, Buyer and Crude JV shall remove, strike over or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. As promptly as practical after the Closing Date, Crude JV shall post Buyer’s emergency contact telephone numbers in place of any emergency contact telephone numbers of any Seller or any of their Affiliates. From and after the Closing: (a) neither Buyer nor Crude JV shall object to the formation by Wildcat or its Affiliates of an entity with the word “Wildcat” in its name, and (b) Buyer and Crude JV shall provide such consents as may be required in connection with the formation of such a new entity.

6.14 No Solicitation.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement, Crude JV shall not, and each Seller agrees that it shall not, and shall not authorize any of its Affiliates or any of its or their respective officers, directors, partners, stockholders, managers, members, employees, agents or representatives to (provided, that as to Crude JV and its officers, directors, managers, members, employees, agents or representatives, each Seller covenants only that such Seller shall not take any action to authorize Crude JV or any of its officers, directors, managers, members, employees, agents or representatives to), and Approach Parent shall not permit its Affiliates controlled by Approach Parent and Wildcat Parent shall not permit its Affiliates controlled by Wildcat Parent to, directly or indirectly, (i) solicit, initiate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Crude JV shall, and each Seller agrees that it shall, immediately cease and cause to be terminated, and (in the case of Wildcat) shall cause its Affiliates controlled by Wildcat Parent and (in the case of Approach) shall cause its Affiliates controlled by Approach Parent and all of its and their respective officers, directors, partners, stockholders, managers, members, employees, agents and representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Buyer or any of their Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Crude JV; (ii) the issuance or acquisition of shares of Equity Interests of Crude JV; or (iii) the sale, lease, exchange or other disposition of any significant portion of Crude JV’s properties or assets.

(b) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement, in addition to the other obligations under this Section 6.14, each Seller and Crude JV shall promptly (and in any event within two (2) Business Days after receipt thereof by such Seller or Crude JV or their respective agents or representatives) advise Buyer orally and in writing of any written Acquisition Proposal received by it after the date of this Agreement and the material commercial terms of such Acquisition Proposal, including the proposed transaction structure, purchase price, form of consideration, financing or other sources of funds proposed to be used and other material terms, but not the identity of the Person making the Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in Section 11.8, Sellers and Crude JV shall be permitted to comply with any written notice requirement pursuant to this Section 6.14(b) by transmission of electronic mail to J. Patrick Barley (jpbarley@jpenergypartners.com); provided further, however, that nothing in this Section 6.14(b) shall require Sellers or Crude JV to take any action that would, on the advice of counsel, result in a breach of any legally binding confidentiality obligation of Sellers or Crude JV, including pursuant to any confidentiality agreement, non-disclosure agreement or similar agreement to which Crude JV or any Seller is a Party as of the date of this Agreement.

(c) Sellers and Crude JV agree that the rights and remedies for noncompliance with this Section 6.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

6.15 Non-Competition.

(a) For a period of two (2) years following Closing, each Seller shall not, and Approach Parent shall cause its Affiliates controlled by Approach Parent and Wildcat Parent shall cause its Affiliates controlled by Wildcat Parent not to, directly or indirectly through any Person or Contract:

(i) engage in the construction, acquisition or operation of any pipeline business involving the transportation of crude oil anywhere within the Territory (the “Restricted Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or, as applicable and within its control, allow any of its officers or employees (as an officer, employee, partner, member, stockholder, consultant or otherwise) to provide services with respect to, any Restricted Business or any business or Person that conducts the Restricted Business (it being understood that for purposes of this Section 6.15, the term “Territory” shall mean the area that is within 25 miles of the existing Pipeline Assets, as shown on the map attached hereto as Exhibit H); or

(ii) approach or seek business in the Territory constituting Restricted Business from any Person, refer business in the Territory constituting Restricted Business from any Person or be paid commissions based on sales from business in the Territory constituting Restricted Business received from any Person; provided that, the foregoing shall not prohibit any referral of business by any Seller to Crude JV or Buyer or any Affiliate of Buyer.

Notwithstanding anything to the contrary in this Section 6.15, nothing in this Section 6.15(a) shall prohibit (A) any Seller or its Affiliates from owning (i) any class of securities traded on a national stock exchange issued by any Person engaged in the Restricted Business or (ii) any equity ownership in any Person engaged in the Restricted Business, so long as (in the case of each of clause (i) and clause (ii)) such Seller and (in the case of Wildcat) its Affiliates controlled by Wildcat Parent and (in the case of Approach) its Affiliates controlled by Approach Parent and such Sellers’ and such controlled Affiliates’ officers and employees are not engaged in any management, executive or supervisory functions with respect to such Restricted Business of such Person, (B) Approach or any of its Affiliates from engaging in transportation, gathering, treating, processing, blending or storage of crude oil produced by Approach and it its Affiliates or other joint working interest owners (including pursuant to pooling, unitization, joint development, joint venture or similar relationships or arrangements, and whether by pipeline, gathering line, truck, rail or otherwise) within the Territory or (C) Wildcat Operating or its Affiliates from performing services for Crude JV pursuant to the Transition Services Agreement.

(b) Each of Approach Parent, Wildcat Parent and each Seller acknowledges that the covenants set forth in this Section 6.15 are an essential element of this Agreement and that any breach by such Person of any provision of this Section 6.15 may result in irreparable injury to Buyer and/or Crude JV. Each of Approach Parent, Wildcat Parent and each Seller acknowledges that, in the event of such a breach, in addition to all other remedies available at Law, Buyer shall be entitled to seek equitable relief, including injunctive relief, as well as such other remedies as may be available at law and equity. Each Party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.15 are reasonable and proper to protect the legitimate interest of Buyer and Crude JV.

(c) If a court of competent jurisdiction determines that the character, duration or geographic scope of the provisions of Section 6.15 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Approach Parent’s, Wildcat Parent’s and Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of Section 6.15(a) because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, the Parties intend for the restrictions set forth in this Agreement to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. If such modification is not possible, it is expressly understood and agreed by the Parties that the provisions of Section 6.15 that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

6.16 Dedications. Sellers shall cause Approach Operating, LLC and Approach Oil & Gas Inc. to execute and deliver at or prior to Closing a Memorandum of Dedication Agreement in the form attached hereto as Exhibit E (the “Memorandum of Dedication Agreement”) in recordable form regarding the existing dedication under the Approach COPA.

6.17 Employee Matters.

(a) During the period beginning on the date hereof and ending on the termination of the Transition Services Agreement, Buyer or one of its Affiliates may make offers of employment (each such offer, an “Employment Offer”) to any or all of the Business Employees set forth on Section 6.17 of the Disclosure Letter. Such Employment Offers shall be on terms and conditions determined by Buyer or its Affiliates in its or their discretion; provided, that the terms of such Employment Offers will include an offer of employee health benefits which are substantially equivalent, in the aggregate, to those employee health benefits offered to similarly situated employees of Buyer or its applicable Affiliate and, in any event, shall be sufficient such that Wildcat Operating shall not have any obligation or liability to provide rights under COBRA with respect to any such Business Employee if such Business Employee accepts such offer of employment from Buyer or its Affiliates. Any such Employment Offer shall be subject to and conditioned upon the occurrence of the Closing and effective as of the date of the Business Employee’s commencement of employment with Buyer or its applicable Affiliate. Sellers shall reasonably assist Buyer and its Affiliates, as applicable, in communicating with the Business Employees regarding potential employment with Buyer or its Affiliates.

(b) Neither Approach, Approach Parent, Wildcat, Wildcat Parent nor Wildcat Operating shall, and each of Approach Parent and Wildcat Parent shall cause its Affiliates controlled by it not to, interfere with any such Employment Offers or negotiations by Buyer or its Affiliates to employ any Business Employee or discourage any Business Employee from accepting employment with Buyer or its Affiliates.

(c) Any Business Employee employed by Buyer or one of its Affiliates following the Closing Date is referred to herein as a “Continued Employee.” With respect to any Continued Employees, effective as of the time immediately prior Closing, Seller shall, or shall cause its applicable Affiliates to, (i) terminate the employment of any such Continued Employee and (ii) waive and release any confidentiality, non-competition, non-disclosure and similar agreements between Seller or any applicable Affiliate and any such Continued Employee that would restrict or encumber any such Continued Employee’s ability to perform his or her duties as an employee of Buyer or its Affiliates.

6.18 Confidential Treatment. If Approach Parent is required to publicly file this Agreement or any portion thereof or otherwise make this Agreement or any portion thereof publicly available pursuant to the Securities Act or the Exchange Act, then, concurrently with making such public disclosure, Approach Parent, if permitted by applicable Laws and Regulations, shall (a) file a confidential treatment request with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to and in accordance with Rule 406 promulgated under the Securities Act or Rule 12b-2 promulgated under the Exchange Act, as applicable, requesting that confidential treatment be afforded to [REDACTED]* ((i) and (ii), each a “Requested Confidential Term” and, together, the “Requested Confidential Terms”), (b) use its commercially reasonable efforts to seek confidential treatment of the Requested Confidential Terms, including by responding as soon as reasonably practicable, after consultation with its advisors and legal counsel, to any request received by the Commission for additional information, documents or other materials in connection with such confidential treatment request and (c) consult with the Partnership, Buyer and their representatives in connection with such confidential treatment request, and provide a copy of such confidential treatment request prior to filing. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that such confidential treatment request may be denied in whole or in part by the Commission, and notwithstanding anything to the contrary in this Section 6.18, in the event any such confidential treatment request is denied in whole or in part by the Commission, Approach Parent shall be permitted to file with the Commission this Agreement, including any Requested Confidential Terms with respect to which such confidential treatment request was denied. Approach Parent shall further keep Buyer reasonably informed of the status of such confidential treatment request. Nothing in this Section 6.18 is intended to limit or otherwise modify the obligations of the Parties contained in Section 11.10. Nothing in this Section 6.18 shall restrict any disclosure of a particular Requested Confidential Term after such Requested Confidential Term has been made available publicly (x) by or on behalf of Buyer or its Affiliates for any reason, (y) by Approach Parent because the confidential treatment request as to such Requested Confidential Term was denied by the Commission or (z) for any other reason other than as a result of Approach Parent’s breach of this Section 6.18.

6.19 Pipeline Operator Authorizations. Buyer acknowledges that, as of the Closing, Wildcat Operating will cease to operate the Pipeline Assets and will no longer be required to hold any Authorizations to enable Wildcat Operating to operate the Pipeline Assets. Buyer covenants to Wildcat Operating that it shall reasonably cooperate with Crude JV and Wildcat Operating in the performance by Crude JV of its obligations under Section 2 of the Termination Agreement and otherwise make such notifications or filings to or with the RRC (or any other applicable Governmental Authority) and take any other actions that may be necessary or required by law in connection with (a) Operator ceasing to operate the Pipeline Systems as of the Closing and (b) Crude JV assuming responsibility (directly or indirectly through an Affiliate of Buyer) for operating the Pipeline Systems as of Closing, including (a) to cause any bonds or letters of credit posted by Operator with the RRC in connection with the T-4 Permit to be released to Operator, and (b) if necessary, to terminate and cancel the T-4 permit.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Sellers’ Conditions. The obligation of Sellers to close the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Sellers in their sole discretion by their joint written consent:

(a) The representations and warranties of the Partnership and Buyer contained in Article V of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of Buyer contained in Article V that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 7.1(a)) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date;

(b) Each of the Partnership and Buyer shall have performed in all material respects its obligations, covenants and agreements contained herein and in the Transaction Documents to which it is a party and required before Closing;

(c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement (a “Restraint”) shall be effective as of the Closing;

(d) Buyer or the Partnership shall have made such cash payments required to be made by Buyer pursuant to Section 8.2(c); and

(e) If applicable, the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

7.2 Buyer’s Conditions. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Buyer in their sole discretion:

(a) The Seller Fundamental Representations and the Crude JV Fundamental Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date;

(b) All representations and warranties of Sellers in Article III, other than the Seller Fundamental Representations, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (except that any such representation or warranty that is made as of a specified date shall be true or correct in all material respects as of such specified date), except as affected by actions specifically permitted by this Agreement; provided, however, that for purposes of determining whether such representations or warranties are true and correct, any such representation or warranty of Sellers contained in Article III that is qualified by materiality, in all material respects or similar materiality qualifications shall not be further qualified by materiality for purposes of this Section 7.2(b);

(c) [REDACTED]*

(d) Each Seller and Crude JV shall have performed, in all material respects, their obligations, covenants and agreements contained herein and in the Transaction Documents required to be performed before Closing;

(e) No Restraint shall be effective as of the Closing;

(f) Each Seller shall have delivered or caused to be delivered the items required to be delivered by or on behalf of such Seller pursuant to Section 8.2(a) and Section 8.2(f);

(g) Crude JV shall have delivered the items required to be delivered by Crude JV pursuant to Section 8.2(b);

(h) Wildcat shall have delivered or caused to be delivered the items required to be delivered by or on behalf of Wildcat pursuant to Section 8.2(d);

(i) Approach shall have delivered or caused to be delivered the items required to be delivered by or on behalf of Approach pursuant to Section 8.2(e) and Section 8.2(f);

(j) If applicable, the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired; and

(k) The Restructuring shall have occurred.

ARTICLE VIII

CLOSING

8.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place in the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201 at 10:00 a.m. local time on the later of (i) the third (3rd) Business Day after the conditions set forth in Article VII have been satisfied or waived and (ii) such other date and time (or place) as to which the Parties agree in writing (the date of the Closing, the “Closing Date”). Subject to the provisions of Article IX hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 8.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

8.2 Deliveries at Closing. At the Closing,

(a) Each Seller will:

(i) deliver to Buyer a certificate executed by an authorized officer of such Seller certifying as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) as to such Seller;

(ii) cause Newco to execute and deliver to Buyer a certificate meeting the requirements of Treasury Regulations promulgated under Section 1445 of the Code to the effect that it is not a “foreign person” within the meaning of Section 1445 of the Code;

(iii) cause Newco to execute and deliver an Assignment and Assumption of Membership Interests in substantially the form attached hereto as Exhibit D;

(iv) deliver to Buyer a certified copy of resolutions duly adopted by such Seller’s board of directors or other governing body authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents, including the annexes, exhibits and schedules hereto and thereto, and the consummation of the transactions contemplated hereby and thereby; and

(v) deliver to Buyer (i) a certified copy of the Certificate of Formation of Newco, (ii) a copy of the Limited Liability Company Agreement of Newco and (iii) a copy of the Restructure Assignment executed by such Seller.

(b) Crude JV will, and each Seller will take such actions within its control to cause Crude JV to:

(i) deliver to Buyer a certificate executed by an authorized officer of Crude JV certifying as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) as to Crude JV;

(ii) deliver to Buyer a Franchise Tax Account Status report from the Office of the Comptroller of Texas as to the right of Crude JV to transact business in Texas;

(iii) deliver to Buyer the original minute books of Crude JV;

(iv) execute and deliver to Buyer and Sellers a counterpart to the Transition Services Agreement in the form attached hereto as Exhibit B;

(v) either remove in accordance with the terms of the LLC Agreement each Manager and Officer as of the Closing Date from such position, effective as of the Closing Date, or deliver to Buyer a written resignation executed by each Manager and Officer as of the Closing Date in his or her capacity as such, effective as of the Closing Date;

(vi) deliver to Buyer evidence reasonably satisfactory to Buyer of payment in full of all Indebtedness, if any, owed by Newco or Crude JV, including payoff letters from such entities’ lenders, each in form and substance acceptable to Buyer and Lien releases and UCC termination statements evidencing the release of all Liens in and upon any of the Assets of Crude JV or Newco;

(vii) deliver or cause to be delivered to Buyer a Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit G, executed by Steven Meisel; and

(viii) deliver to Buyer a counterpart to the amendment to the Approach COPA in the form attached hereto as Exhibit F, duly executed by Crude JV.

(c) Buyer will:

(i) deliver to Sellers a certificate executed by an authorized officer of each of the Partnership and Buyer certifying as to the satisfaction of the conditions set forth in Section 7.1(a), and Section 7.1(b); and

(ii) make by wire transfer those cash payments specified in Section 2.2(c).

(d) Wildcat will:

(i) deliver to Buyer a counterpart to the Transition Services Agreement, duly executed by Wildcat Operating, in the form attached hereto as Exhibit B; and

(ii) deliver to Buyer the Termination Agreement, duly executed by Wildcat Operating and Crude JV.

(e) Approach will deliver or cause to be delivered to Buyer counterparts of the amendment to the Approach COPA in the form attached hereto as Exhibit F, duly executed by Approach Operating, LLC, Approach Oil and Gas Inc. and/or any other applicable party controlled by Approach Parent.

(f) Sellers, Approach Operating, LLC and Approach Oil & Gas Inc., Crude JV and/or any other applicable party will execute and deliver to Buyer the Memorandums of Dedication counterparts of the Memorandum of Dedication Agreement in the form attached hereto as Exhibit E.

ARTICLE IX

TERMINATION

9.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby may be abandoned as follows:

(a) Sellers and Buyer may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;

(b) Sellers or Buyer, may terminate this Agreement by written notice to the other Parties if (i) the Closing shall not have occurred on or before October 18, 2013 (the “Termination Date”), provided, however, that, if any applicable filings are required under the HSR Act, either Buyer or Sellers shall have the option to extend the Termination Date, by delivering written notice to the other on or before the Termination Date, for a period of time not to exceed the lesser of (A) thirty (30) days after the Termination Date or (B) two (2) Business Days following the expiration of the initial waiting period under the HSR Act (or early termination thereof) (the “Extended Termination Date”) if all other conditions to the Closing are satisfied at the time of such written notice or capable of then being satisfied and the sole reason the Closing has not been consummated is that the conditions set forth in Section 7.1(e) and Section 7.2(j) have not been satisfied or (ii) if any Restraint shall be in effect and shall have become final and nonappealable;

(c) Sellers may terminate this Agreement by joint written notice to Buyer given at any time prior to the Closing if Buyer shall have breached any representations, warranty or covenant of Buyer herein contained in such a manner such that the conditions to Closing contained in Section 7.1(a) and Section 7.1(b) would not be satisfied; provided, however, that, if such breach may be cured by Buyer through the use of its commercially reasonable efforts and for so long as Buyer continues to use such efforts, Sellers may not terminate this Agreement under this Section 9.1(c) until after the Termination Date; provided, further, that Buyer shall have five (5) Business Days after the receipt of written notice from Sellers of such breach to commence curative actions as described in this Section 9.1(c);

(d) Buyer may terminate this Agreement by written notice to each of the Sellers given at any time prior to the Closing if Sellers shall have breached any representation, warranty or covenant of Sellers herein contained in such a manner such that the conditions to Closing contained in Section 7.2(a), Section 7.2(b) and Section 7.2(d) would not be satisfied; provided, however, that, if such breach may be cured by Sellers through the use of their commercially reasonable efforts and for so long as Sellers continue to use such efforts, Buyer may not terminate this Agreement under this Section 9.1(d) until after the Termination Date; provided, further, that Sellers shall have five (5) Business Days after the receipt of written notice from Buyer of such breach to commence curative actions as described in this Section 9.1(d);

(e) Buyer may terminate this Agreement by written notice to each of the Sellers given at any time prior to the Closing if Crude JV shall have breached any representation, warranty or covenant of Crude JV herein contained in such a manner such that the conditions to Closing contained in Section 7.2(a), Section 7.2(b) and Section 7.2(c) would not be satisfied; provided, however, that, if such breach may be cured by Sellers or Crude JV through the use of their commercially reasonable efforts and for so long as Sellers or Crude JV continue to use such efforts, Buyer may not terminate this Agreement under this Section 9.1(e) until after the Termination Date, provided, further, that Sellers and Crude JV shall have five (5) Business Days after the receipt of written notice from Buyer of such breach to commence curative actions as described in this Section 9.1(e); or

(f) Sellers may terminate this Agreement by written notice to Buyer if Buyer does not deposit the Earnest Money Escrow Amount with the Escrow Agent pursuant to Section 2.2(b) on or before 11:59 p.m. on the first Business Day after the date of this Agreement.

Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement, or whose breach caused a condition to Closing under Article VIII not to have been satisfied, shall not be entitled to terminate this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e) except, in the case of a material breach by Sellers or Crude JV, with the written consent of Buyer, or in the case of a material breach by Buyer, with the written consent of each of the Sellers.

9.2 Effect of Termination. If the Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (a) nothing herein shall relieve a Party, Approach Parent, Wildcat Parent or Wildcat Operating from any liability for any knowing and intentional breach of this Agreement, and (b) the provisions of Section 2.4, Section 2.6, Section 6.3, this Section 9.2, Section 10.8 through Section 10.11 (inclusive) and Article XI (other than Section 11.15) and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) Representations and Warranties; Covenants and Agreements. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations, warranties, covenants and agreements made in this Agreement, in the certificates to be delivered at Closing pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) (the “Seller Certificates”) and in the certificate to be delivered at Closing pursuant to Section 8.2(c)(i) (the “Buyer Certificate” and, together with the Seller Certificates, the “Certificates”) shall survive as follows:

(i) the Seller Fundamental Representations, Crude JV Fundamental Representations and Buyer Fundamental Representations shall survive [REDACTED]*;

(ii) the representations and warranties set forth in Section 4.6 (Taxes) and the covenants contained in Section 6.7 (Tax Matters) shall terminate on [REDACTED]*;

(iii) each of the other representations and warranties set forth in Article III, Article IV, Article V and in the Certificates shall terminate on [REDACTED]*; and

(iv) except as otherwise provided in Section 10.1(a)(ii), the covenants and agreements made by the Parties in this Agreement (1) that are required to be performed on or before the Closing Date, including the covenants contained in Section 6.1, shall terminate at the Closing, and (2) that are required to be performed after the Closing Date shall survive until performed or fulfilled; provided, however, that notwithstanding anything to the contrary in this

Article X, (A) the Buyer Indemnitees shall be entitled to make a Claim for indemnification pursuant to Section 10.3 with respect to Losses arising out of a Seller’s breach of any covenant or agreement contained in this Agreement that occurred prior to the Closing until [REDACTED]*, and (B) (x) the covenant of Buyer set forth in Section 6.11(a) shall survive the Closing until  [REDACTED]* solely for the purpose of allowing any Seller Indemnitee to assert a Claim for breach, if any, of such covenant with respect to a representation or warranty set forth in Article III or Article IV other than any Seller Fundamental Representation or any Crude JV Fundamental Representation in response to any Claim Notice by a Buyer Indemnitee asserting a breach of such representation or warranty, (y) the amount of Losses to which any Seller Indemnitee shall be entitled with respect to any such Claim shall not exceed the amount of Losses to which such Buyer Indemnitee shall be entitled with respect to such Claim asserted by such Buyer Indemnitee that would have been avoided had Buyer complied with its covenant under Section 6.11(a) with respect to such representation and warranty and (z) any such Losses to which any Seller Indemnitee shall be entitled shall be recoverable solely by offset against the Losses to which the Buyer Indemnitee shall be entitled with respect to such Claim.

(b) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with this Article X before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 10.1(a) or as expressly permitted pursuant to Section 10.1(a)(iv)(A) or (B), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such Claim shall survive until, but only for the purpose of, the Final Resolution of such Claim.

10.2 Indemnification by the Partnership, Buyer and Crude JV. Effective upon the Closing and subject to the other provisions of this Article X, the Partnership, Buyer and Crude JV, jointly and severally, shall defend, indemnify and hold harmless Sellers, their Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees, REGARDLESS OF WHETHER SUCH CLAIM OR LOSS WAS CAUSED OR CONTRIBUTED TO BY THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF, SELLERS, SELLER INDEMNITEES, OR ANY OF THEIR AGENTS OR EMPLOYEES, as a result of or arising out of:

(a) any Aggregate Consideration Surplus;

(b) any breach of the Buyer Fundamental Representations;

(c) any breach of any representation or warranty in Article V or the Buyer Certificate (other than the Buyer Fundamental Representations);

(d) any failure by the Partnership or Buyer to comply with any covenant or agreement of the Partnership or Buyer contained in this Agreement, or any failure by Crude JV to comply after Closing with any covenant or agreement of Crude JV contained in this Agreement that is required to be performed by Crude JV after Closing; and

(e) the Guaranteed Obligations.

10.3 Indemnification by Sellers. Effective upon the Closing and subject to the other provisions of this Article X, each Seller, severally and not jointly, shall defend, indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, Crude JV) and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:

(a) any Aggregate Consideration Deficit, subject to Section 2.5(b)(i);

(b) any breach of the Seller Fundamental Representations or Crude JV Fundamental Representations;

(c) any breach of any representation or warranty in Article III, Article IV or the Seller Certificates (other than the Seller Fundamental Representations and the Crude JV Fundamental Representations); and

(d) any failure by such Seller to comply with any covenant or agreement of such Seller contained in this Agreement, or any failure by Crude JV to comply on or prior to Closing with any covenant or agreement of Crude JV contained in this Agreement that is required to be performed by Crude JV on or prior to Closing.

For the avoidance of doubt, Sellers shall be obligated, severally and not jointly, to indemnify the Buyer Indemnitees pursuant to, and subject to the terms and limitations of, this Article X for any breach of any representation or warranty in Article III, Article IV or the Seller Certificates or the failure by Crude JV to comply prior to Closing with any covenant or agreement of Crude JV contained in this Agreement.

[REDACTED]*

10.4 Certain Limitations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification under this Article X shall be limited as follows:

(a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or agreement in this Agreement beyond the applicable survival period specified in Section 10.1(a), except as expressly permitted pursuant to Section 10.1(a)(iv)(A) or (B).

(b) The recovery of Losses by any Buyer Indemnitee pursuant to Section 10.3(c), together with all Losses recovered by other Buyer Indemnitees under such provisions, shall be limited to an aggregate amount equal to [REDACTED]*.

(c) No Indemnitee shall be entitled to recover Losses:

(i) pursuant to Section 10.2(b), Section 10.2(c), Section 10.2(d), Section 10.3(b), Section 10.3(c) or Section 10.3(d) unless, with respect to each individual Claim, the Buyer Indemnitees or Seller Indemnitees, as applicable, shall have collectively suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of [REDACTED]*, subject to the limitations imposed by the other provisions of this Article X;

(ii) pursuant to Section 10.2(c) or Section 10.3(c) (other than with respect to a Claim for breach of the representations and warranties set forth in Section 4.6 (Taxes)) unless the Buyer Indemnitees or Seller Indemnitees, as applicable, shall have collectively suffered or incurred aggregate Losses otherwise recoverable under Section 10.3(c) or Section 10.2(c), respectively, in an amount in excess of [REDACTED]*;

(iii) in the case of Buyer Indemnitees, for which a Claim for indemnification may be made under Section 10.3(c), in an amount in excess of [REDACTED]*; and

(iv) in the case of Seller Indemnitees, (A) for which a Claim for indemnification may be made under Section 10.2(b) in an amount in excess of [REDACTED]*.

(d) Notwithstanding anything to the contrary in this Agreement:

(i) No investigation or knowledge of any Party, whenever undertaken or however obtained, shall limit such Party’s right to indemnification hereunder in any manner, except as provided in Section 10.1(a)(iv)(B), and

(ii) the provisions of this Article X shall apply in such a manner as not to give duplicative effect to any item of adjustment and if there has been an adjustment to the Cash Amount for any Loss, there shall not be any charge against the Deductible and no Indemnitee may assert a breach of any representation or warranty with respect to any Loss that gave rise to such adjustment in the Cash Amount pursuant to Section 2.3 to the extent of the amount of such Loss given effect in such adjustment to the Cash Amount.

(e) If a Buyer Indemnitee asserts a Claim for indemnification under Section 10.3(a), the Buyer Indemnitee shall first recover any Aggregate Consideration Deficit with respect to such Claim from the Purchase Price Escrow Fund pursuant to Section 2.3(d)(i), and if the Purchase Price Escrow Fund shall be insufficient to pay in full the amount of such Losses, then, subject to compliance with the terms of Section 2.5(b)(i), the Buyer Indemnitees shall be entitled to recover from, and have personal recourse to, each Seller for 50% of the Escrow Cash Shortfall; provided, however, that the liability of each Seller shall be several, not joint.

(f) If a Buyer Indemnitee asserts a Claim for indemnification under Section 10.3(c), the Buyer Indemnitee shall be entitled to recover Losses with respect to such Claim [REDACTED]*.

(g) If a Buyer Indemnitee asserts a Claim for indemnification under Section 10.3(b) for a breach of the Crude JV Fundamental Representations or a Claim for indemnification under Section 10.3(d) for a failure by Crude JV to comply with any covenant or agreement contained in this Agreement, the Buyer Indemnitee shall first recover Losses incurred with respect to such Claim from the [REDACTED]*.

(h) If a Buyer Indemnitee asserts a Claim for indemnification under Section 10.3(b) for a breach of Seller Fundamental Representations or a Claim for indemnification under Section 10.3(d) for a failure by a Seller to comply with any covenant or agreement of such Seller contained in this Agreement:

(i) each Seller whose breach gives rise to or forms the basis for any such Claim shall be severally, and not jointly, liable for all Losses incurred by the Indemnified Party with respect to such Seller’s breach or failure to comply;

(ii) the Indemnified Party shall recover the full amount of all Losses incurred with respect to any such Claim [REDACTED]*; and

(iii) subject to Section 10.4(i), with respect to any such Claim, if the amount recovered from [REDACTED]*.

(i) Notwithstanding any other provision of this Agreement, the Buyer Indemnitees shall not be entitled to recover Losses from, or have any other recourse against, any Seller relating to any Claims arising out of this Agreement in excess of (without duplication) the actual proceeds received by such Seller pursuant to the transactions contemplated by this Agreement.

10.5 Use of Indemnity Escrow Fund.

(a) Subject to Section 10.4(i), upon any recovery by any Buyer Indemnitee from the Indemnity Escrow Fund upon a Claim for indemnification pursuant to (i) Section 10.3(b) for a breach by a Seller of a Seller Fundamental Representation or (ii) Section 10.3(d) for a failure of a Seller to comply with any covenant or agreement of such Seller contained in this Agreement, then the Seller whose breach gave rise to or forms the basis for such Claim shall be obligated to pay into and replenish the Indemnity Escrow Fund in an amount equal to the amount of the Uncapped Distribution paid to the Buyer Indemnitee(s) from the Indemnity Escrow Fund to satisfy any Losses related to such Claim. For the avoidance of doubt, this Section 10.5(a) may be enforced against a Seller by the other Seller.

(b) Solely as among Sellers, upon any recovery by any Buyer Indemnitee from the Indemnity Escrow Fund upon a Claim for indemnification pursuant to Section 10.3(c) for a breach by a Seller of any representation or warranty of such Seller contained in Article III, the Seller whose breach gave rise to or forms the basis for such Claim or otherwise gave rise to such Losses shall pay to the other Seller an amount in cash equal to 50% of the amount paid out of the Indemnity Escrow Fund to the Buyer Indemnitee(s) to satisfy the Losses related to such Claim.

(c) To the extent any amounts required to be paid to the Indemnity Escrow Fund pursuant to Section 10.5(a) or required to be paid to a Seller pursuant to Section 10.5(b) are not so paid as of the time a distribution to Sellers from the Indemnity Escrow Fund is to be made, the Seller who is not required to make such payment shall be entitled to receive as part of such distribution out of the Indemnity Escrow Fund, out of the amounts otherwise distributable to such Seller who is required to make such payment, the amount payable pursuant to Section 10.5(a) or Section 10.5(b) that has not been paid as of such time.

10.6 Notice of Asserted Liability; Opportunity to Defend.

(a) All Claims for indemnification hereunder shall be asserted and handled pursuant to this Section 10.6. Any Person asserting indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

(b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 10.1(a)) provide to the Indemnifying Party a Claim Notice (and any Claim Notice provided to any Seller shall be provided to each Seller). The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 10.1(a).

(c) The Indemnifying Party shall have twenty (20) days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.

(d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing and the Indemnifying Party shall be responsible for paying for counsel for the Indemnified Party if it is otherwise entitled to indemnification with respect to such matter. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding.

(e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person. Notwithstanding anything to the contrary contained in this Agreement, no Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

(f) The costs and expenses of a Buyer Indemnitee or Seller Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or Final Resolution of any Third Person Claim as to which such Buyer Indemnitee or Seller Indemnitee, as the case may be, has the right to control shall be treated as “Losses” for all purposes hereunder.

10.7 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND SELLERS, ON ONE HAND, AND THE SELLER INDEMNITEES AND THE PARTNERSHIP AND BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR KNOWING AND INTENTIONAL FRAUD WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, ARTICLE IV, ARTICLE V AND THE CERTIFICATES, AS APPLICABLE, OR THE PARTIES’ RIGHT TO SEEK SPECIFIC PERFORMANCE UNDER SECTION 11.3 (A) THE PROVISIONS SET FORTH IN THIS ARTICLE X SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE CERTIFICATES, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT, THE CERTIFICATES OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE X. THE PARTIES HERETO HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV AND ARTICLE V HEREIN, THE PARTIES HERETO EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS

AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS; ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN THE CERTIFICATES SHALL BE THOSE REMEDIES AVAILABLE AT LAW; AND, OTHER THAN WITH RESPECT TO CLAIMS FOR KNOWING AND INTENTIONAL FRAUD, AND WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV AND ARTICLE V HEREIN, THE PARTIES HERETO HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT, THE CERTIFICATES OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR KNOWING AND INTENTIONAL FRAUD, THE SOLE AND EXCLUSIVE REMEDY OF THE PARTNERSHIP, BUYER AND THE BUYER INDEMNITEES FOR ANY AND ALL (X) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT OR THE CERTIFICATES, (Y) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (Z) OTHER CLAIMS RELATING TO THE INTERESTS AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

10.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, LOST PROFITS, MULTIPLE OF EARNINGS OR DIMINUTION IN ENTERPRISE VALUE DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, THIS SECTION 10.8 SHALL NOT LIMIT THE RIGHT OF THE BUYER INDEMNITEES OR THE SELLER INDEMNITEES TO RECOVER ANY LOSS TO THE EXTENT ACTUALLY SUFFERED, INCURRED OR PAID BY THE BUYER INDEMNITEES OR THE SELLER INDEMNITEES TO ANY THIRD PERSON OR WITH RESPECT TO ANY THIRD PERSON OBLIGATION TO THE EXTENT SUCH LOSSES OTHERWISE WOULD BE RECOVERABLE UNDER THIS ARTICLE X WITHOUT REGARD TO THIS SECTION 10.8.

10.9 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

10.10 Disclaimer.

(a) WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN ARTICLE III AND CRUDE JV IN ARTICLE IV, THE PARTNERSHIP AND BUYER ACKNOWLEDGE THAT: (1) THE ASSETS OWNED BY CRUDE JV HAVE BEEN USED FOR HYDROCARBON MIDSTREAM OPERATIONS AND PHYSICAL CHANGES IN SUCH ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND (2) SUCH ASSETS INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE LANDS BURDENED THEREBY. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN ARTICLE III AND CRUDE JV IN ARTICLE IV, (1) THE PARTNERSHIP AND BUYER ACKNOWLEDGE AND AGREE THAT (A) NEITHER SELLERS NOR CRUDE JV IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS, CRUDE JV OR ANY OF CRUDE JV’S BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING CRUDE JV FURNISHED TO THE PARTNERSHIP, BUYER OR THEIR REPRESENTATIVES OR MADE AVAILABLE TO THE PARTNERSHIP, BUYER OR THEIR REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER, AND (B) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF SELLERS OR CRUDE JV (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (2) THE PARTNERSHIP AND BUYER SPECIFICALLY DISCLAIM THAT EITHER OF THEM IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT CRUDE JV AND SELLERS

HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (3) THE PARTNERSHIP AND BUYER SPECIFICALLY DISCLAIM ANY OBLIGATION OR DUTY BY SELLERS OR CRUDE JV TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AND THE PARTNERSHIP AND BUYER HAVE NOT RELIED UPON THE ABSENCE OF A DISCLOSURE OF ANY SPECIFIC FACT; AND (4) THE PARTNERSHIP AND BUYER ARE ACQUIRING CRUDE JV SUBJECT ONLY TO THE SPECIFIC COVENANTS SET FORTH IN SECTION 6.1, AND REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES III AND ARTICLE IV OF THIS AGREEMENT AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR EXCLUSIVE REMEDIES AS SET FORTH IN THIS ARTICLE X.

(b) EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO, OR MADE AVAILABLE TO, BUYER WITH RESPECT TO (i) CRUDE JV, INCLUDING ANY DESCRIPTION OF CRUDE JV, ITS ASSETS OR PRICING ASSUMPTIONS, OR (ii) FUTURE REVENUES, RESULTS OF OPERATIONS OR OTHER RESULTS WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO, OR MADE AVAILABLE TO, BUYER BY OR ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES, AND BUYER ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (C) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED; PROVIDED, THAT THE FOREGOING SHALL NOT LIMIT BUYER’S RIGHT TO RECOVERY AGAINST A SELLER WITH RESPECT TO CLAIMS FOR KNOWING AND INTENTIONAL FRAUD BY SUCH SELLER.

10.11 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE X COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY. THE PARTIES UNDERSTAND THAT PURSUANT TO THIS AGREEMENT A PARTY IS SOMETIMES AN INDEMNIFYING PARTY AND SOMETIMES AN INDEMNIFIED PARTY. EACH INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY (i) THAT IT, THE INDEMNIFYING PARTY, HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (ii) THAT IT, THE INDEMNIFYING PARTY, FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Expenses. Except as set forth in Section 2.3(f) and Section 2.7(c), each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby (and Buyer acknowledges that Crude JV shall pay the costs and expenses of Sellers, the Managers, the Officers, and the other officers, managers and directors of Sellers and Crude JV); provided, however, that the filing fees with respect to any filing under the HSR Act shall be paid pursuant to Section 6.8(d).

11.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that without the consent of Sellers, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, (a) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by Buyer (but only if such Affiliate or entity is a Delaware limited liability company), or (b) collaterally assign this Agreement to any entity providing financing to Buyer.

11.3 Specific Performance. The Parties recognize that in the event of any breach of this Agreement (whether or not such breach is material or willful), monetary damages alone would not be adequate to compensate the non-breaching Party for its injuries. The non-breaching Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought to enforce this Agreement, the Parties shall waive the defense that there is an adequate remedy at Law.

11.4 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and Schedules hereto) and all certificates, documents, instruments and writings that are delivered pursuant hereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyer, as if Buyer were a party thereto, and shall hereafter bind Buyer, as well as the parties thereto. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by each Party, specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

11.5 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.7 Governing Law and Dispute Resolution.

(a) Governing Law. This Agreement and any claims related to the transactions contemplated hereby shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Texas, without reference to applicable principles of conflicts of Laws.

(b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas, Texas, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved.

(c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that prevailing Party shall be entitled to recover from the non-prevailing Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees.

(d) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.7, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.

11.8 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

BUYER:

JP Energy Development LP

600 E. Las Colinas Boulevard, Suite 2000

Irving, Texas 75039

Telephone: 972-444-0300

Facsimile: 972-444-0320

Attention: J. Patrick Barley

With copies to (which shall not constitute notice):

ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02117

Telephone: 617-867-4698

Facsimile: 617-867-4698

Attention: Christine Miller

and:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77098

Telephone: 713-546-7420

Facsimile: 713-546-5401

Attention: Ryan Maierson

SELLERS:

Wildcat Midstream Mesquite, LLC

8333 Douglas Avenue, Suite 300

Dallas, Texas 75255

Telephone: 214-310-1230

Facsimile: 214-310-1216

Attention: Chris D. Rozzell

and:

Approach Midstream Holdings LLC

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Telephone: 817-989-9000

Facsimile: 817-989-9001

Attention: J. Curtis Henderson

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

Telephone: 214-746-7700

Facsimile: 214-746-7777

Attention: Rodney L. Moore, Esq.

or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 11.8. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

11.9 Attorney-Client Privilege; Conflicts.

(a) It is acknowledged by each of the Parties that Weil, Gotshal & Manges LLP (“Wildcat Counsel”) represented Wildcat and Crude JV in connection with the negotiation of this Agreement and in connection with the transaction contemplated by this Agreement. Buyer, Sellers and Crude JV agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Wildcat Counsel’s representation of Crude JV in connection with the negotiation of this Agreement and in connection with the transaction contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Sellers and may be waived only by Sellers, and not Crude JV, and shall not pass to or be claimed or used by Buyer or Crude JV, except as provided in Section 11.9(b).

(b) In the event that a dispute arises between Buyer or Crude JV and a third party other than either of Sellers or any of their Affiliates, Crude JV may assert the attorney-client privilege on behalf of Sellers to the extent necessary to prevent disclosure of privileged materials described in Section 11.9(a) to such third party; provided, however, that such privilege may be waived only with the prior written consent of the applicable Seller.

11.10 Public Announcements.

(a) Press Releases. From and after the date of this Agreement, except as may otherwise be required by applicable securities or other Laws or Regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or any of its Affiliates, no Party, nor any of its Affiliates, shall issue any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without first (i) providing a copy of the proposed press release or other public announcement to the other Parties to review such that the other Parties have a reasonable opportunity to comment on such proposed press release or other public announcement and (ii) cooperating with the other Parties to include in the final press release or other public announcement any comments of such other Parties to the extent reasonably acceptable to the disclosing Party.

(b) Pre-Closing Public Disclosures. Notwithstanding anything to the contrary in Section 11.10(a), prior to the Closing, the contents of the Disclosure Letter shall not be disclosed or otherwise made available to the public, and copies of this Agreement and the Disclosure Letter shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or Regulation and, in such case, only to the extent required by such Law or Regulation. In the event that such disclosure, availability or filing is required by applicable Law or Regulation, the disclosing Party shall (i) notify the other Parties upon becoming aware of such required disclosure, availability or filing and, at least five (5) Business Days (or such shorter time period as may be required by Law or Regulation given a particular disclosure or filing deadline) in advance thereof provide a copy of such disclosure or filing to each other Party and (ii) use its commercially reasonable efforts to obtain “confidential treatment” of such portions of this Agreement and the Disclosure Letter and contents thereof, as applicable, with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Authority) as the other Parties shall reasonably request.

(c) Post-Closing Public Disclosures. Notwithstanding anything to the contrary in Section 11.10(a), from and after the Closing, Buyer shall not disclose or otherwise make available to the public the contents of any Contract between any Seller or any Affiliate of any Seller (a “PC Contract Counterparty”) and Crude JV that remains in effect after the Closing, or otherwise publicly file or otherwise make available to the public copies of any such Contract, without the prior written consent of such PC Contract Counterparty, except as such disclosure, availability or filing is required by applicable Law or Regulation and, in such case, only to the extent required by such Law or Regulation. In the event that such disclosure, availability or filing is required by applicable Law or Regulation, Buyer shall (i) notify the PC Contract Counterparty upon becoming aware of such required disclosure, availability or filing and, at least five (5) Business Days (or such shorter time period as may be required by Law or Regulation given a particular disclosure or filing deadline) in advance thereof provide a copy of such disclosure or filing to such PC Contract Counterparty and (ii) use its commercially reasonable efforts to obtain “confidential treatment” of such portions of such Contract and the contents thereof with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Authority) as such PC Contract Counterparty shall reasonably request.

(d) Sellers and Buyer shall each be liable for their own compliance and for compliance by their respective Affiliates with the terms of this Section 11.10.

11.11 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.

11.12 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that (i) the indemnification provisions of Article X shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein and (ii) Sections 6.17(a) and 6.19 shall inure to the benefit of Wildcat Operating as provided therein.

11.13 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

11.14 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15 Guarantee of Sellers’ Indemnification Obligations.

(a) Wildcat Parent joins in the execution of this Agreement for the limited purpose of Section 6.14(a), Section 6.15, Section 6.17(b) and this Section 11.15, and Approach Parent joins in the execution of this Agreement for the limited purpose of Section 6.14(a), Section 6.15, Section 6.17(b), Section 6.18 and this Section 11.15.

(b) Approach Parent unconditionally guarantees the timely payment, in accordance with terms of this Agreement, of any amounts due and payable by Approach pursuant to Article X when such amounts shall become due and payable by Approach, and Approach Parent covenants and agrees that Approach Parent shall either (i) cause Approach to pay the amount required to be paid pursuant to Article X as and when it shall become due and payable by Approach or (ii) if not so paid by Approach in accordance with the terms hereof, pay the amount required to be paid pursuant to Article X as required to be paid by Approach in accordance with the terms of this Agreement without any necessity of the Partnership or Buyer being required to provide notice, demand or pursue any recourse or remedies against Approach, such that payment of any amounts required to be paid pursuant to Article X in accordance with the terms of this Agreement is a joint and several obligation of Approach Parent and Approach.

(c) Wildcat Parent unconditionally guarantees the timely payment, in accordance with terms of this Agreement, of any amounts due and payable by Wildcat pursuant to Article X when such amounts shall become due and payable by Wildcat, and Wildcat Parent covenants and agrees that Wildcat Parent shall either (i) cause Wildcat to pay the amount required to be paid pursuant to Article X as and when it shall become due and payable by Wildcat or (ii) if not so paid by Wildcat in accordance with the terms hereof, pay the amount required to be paid pursuant to Article X as required to be paid by Wildcat in accordance with the terms of this Agreement without any necessity of the Partnership or Buyer being required to provide notice, demand or pursue any recourse or remedies against Wildcat, such that payment of any amounts required to be paid pursuant to Article X in accordance with the terms of this Agreement is a joint and several obligation of Wildcat Parent and Wildcat.

(d) In no event shall either of Approach Parent or Wildcat Parent have any greater liability under this Section 11.15 than Approach and Wildcat, respectively, have pursuant to Article X of this Agreement.

11.16 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, in no event shall any Person other than the Parties, Approach Parent (solely with respect to its obligations under Section 6.14(a), Section 6.15, Section 6.17(b), Section 6.18 and Section 11.15), Wildcat Parent (solely with respect to its obligations under Section 6.14(a), Section 6.15, Section 6.17(b) and Section 11.15) and Wildcat Operating (solely with respect to its obligations under Section 6.17(b)) have any liability for monetary damages to any Party or its Affiliates relating to or arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby except to the extent any other Person shall be a party to any other Transaction Document in which case the liability of any such other Person shall be as set forth in such other Transaction Document to which it is a party. In no event shall any Party seek or obtain, nor shall they permit any of their respective current, former or future officers, directors, managers, stockholders, members, agents or representatives to seek or obtain, nor shall any such Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person other than the Parties hereto (and, as provided in the preceding sentence, the other parties to the other Transaction Documents) with respect to, this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, including in connection with the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any breach or termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

THE PARTIES HAVE signed this Agreement as of the date first set forth above.

JP ENERGY DEVELOPMENT LP

By:	JP Energy Development GP LLC,its general partner

By:	/s/ J. Patrick Barley
Name:	J. Patrick Barley
Title:	President and Chief Executive Officer

JP ENERGY PERMIAN, LLC

By:	/s/ J. Patrick Barley
Name:	J. Patrick Barley
Title:	President and Chief Executive Officer

Signature Page to Equity Purchase Agreement

APPROACH MIDSTREAM HOLDINGS LLC

By:	/s/ J. Ross Craft
Name:	J. Ross Craft
Title:	President and Chief Executive Officer

Signature Page to Equity Purchase Agreement

WILDCAT MIDSTREAM MESQUITE, LLC

By:	/s/ Chris D. Rozzell
Name:	Chris D. Rozzell
Title:	Executive Vice President

WILDCAT PERMIAN SERVICES LLC

By:	/s/ Chris D. Rozzell
Name:	Chris D. Rozzell
Title:	Executive Vice President

Signature Page to Equity Purchase Agreement

The undersigned hereby executes this Agreement for the sole purpose of Section 6.14(a), Section 6.15, Section 6.17(b) and Section 11.15 of this Agreement.

WILDCAT MIDSTREAM HOLDINGS LLC

By:	/s/ Chris D. Rozzell
Name:	Chris D. Rozzell
Title:	Executive Vice President

Signature Page to Equity Purchase Agreement

The undersigned hereby executes this Agreement for the sole purpose of Section 6.17(b) and Section 6.19 of this Agreement, subject to the limitations set forth therein.

WILDCAT MIDSTREAM OPERATING, LLC

By:	/s/ Chris D. Rozzell
Name:	Chris D. Rozzell
Title:	Executive Vice President

Signature Page to Equity Purchase Agreement

The undersigned hereby executes this Agreement for the sole purpose of Section 6.14(a), Section 6.15, Section 6.17(b), Section 6.18 and Section 11.15 of this Agreement, subject to the limitations set forth therein.

APPROACH RESOURCES INC.

By:	/s/ J. Ross Craft
Name:	J. Ross Craft
Title:	President and Chief Executive Officer

Signature Page to Equity Purchase Agreement

Schedule A

Defined Terms

(a) Capitalized terms used in this Agreement have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.

“Approach COPA” shall mean that certain Crude Oil Purchase Agreement, effective as of September 12, 2012, by and among Approach Operating, LLC, Approach Oil & Gas Inc. and Crude JV, as amended from time to time.

“Approach Knowledge Group” shall mean [REDACTED]*.

“Assets” shall mean the Real Property Interests and the Pipeline Assets.

“Audit Firm” shall mean Ernst & Young (“Ernst”) or if Ernst shall not accept the engagement as Audit Firm, a national accounting firm with no prior material relationship with Buyer, Buyer’s Affiliates or Sellers that has experience in auditing the financial statements of a natural gas pipeline company, reasonably acceptable to Buyer and Sellers.

“Authorization” shall mean any franchise, permit, license, authorization, order, certificate, registration, qualification, tariff or other consent or approval that a Governmental Authority has the legal authority to grant or issue.

“Base Working Capital” shall mean Three Hundred Sixty One Thousand Six Hundred and Seventy Two dollars and no cents ($361,672.00).

“Business Day” shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Dallas, Texas are generally open for business and capable of sending and receiving wire transfers.

“Buyer Fundamental Representations” shall mean the representations and warranties set forth in Sections 5.1 (Organization, Good Standing and Authority of Buyer), Section 5.2 (No Conflicts), Section 5.4 (Broker’s or Finder’s Fees) and Section 5.6 (Investment Intent).

“Buyer Knowledge Group” shall mean [REDACTED]*.

“Cash” shall mean cash on deposit with financial institutions net of overdrafts and outstanding checks.

Schedule A

“Change of Control Amounts” shall mean any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided) or other similar payments (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments) that Crude JV, upon Closing, to the extent not paid as of the Measurement Time, will become obligated to pay (other than Expenses, Severance Obligations and termination fees) as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents, regardless of whether such amounts are payable at or after Closing.

“Claim” shall mean any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.

“Claim Notice” shall mean a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement, dated as of April 3, 2013, by and between JP Energy Partners LP and Wildcat Midstream Partners LLC.

“Contract” shall mean any binding agreement, contract, lease, commitment, consensual obligation, note, bond, mortgage, indenture, arrangement, promise or undertaking, whether written or oral, as the same may be modified or amended.

“Crude JV Fundamental Representations” shall mean the representations and warranties of Crude JV in Section 4.1 (Organization, Good Standing and Authority; Capitalization of Crude JV), Section 4.2 (No Conflicts) and Section 4.11 (Broker’s or Finder’s Fees).

“Crude JV Knowledge Group” shall mean the Persons identified in the definition of Knowledge of Crude JV.

“Current Assets” shall mean the sum of all current assets of Crude JV as of the Measurement Time as determined in accordance with GAAP, as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and (3) to give effect to the exclusion of the following: (a) Restricted Cash, (b) accounts receivable evidencing Indebtedness, uncollectible accounts (determined in accordance with Crude JV’s historical cash management practices and policies), accounts and obligations owed by any one or more of Sellers or any of their Affiliates to Crude JV, (c) amounts receivable from Officers, Managers or any other employees of Crude JV or from any officers or managers of any Seller, (d) deferred Tax assets and (e) line pack or other Hydrocarbon inventory. The computation of Current Assets as of June 30, 2013 is illustrated in the Sample Balance Sheet.

“Current Liabilities” shall mean the sum of all current liabilities of Crude JV as of the Measurement Time as determined in accordance with GAAP, as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet, and (3) to give effect to the exclusion of the following: (a) deferred Tax liabilities, (b) escrow accounts payable to the extent corresponding amounts held in escrow are excluded from Current Assets and (c) the Expenses paid or to be paid pursuant to Section 2.2(c)(iv). For purposes of determining Current Liabilities to be used in the determination of Net Working Capital, (y) subject to clause (3) of the immediately preceding sentence, no reserves, allowances or accrued Liability of Crude JV reflected in the Balance Sheet or the balance sheet included in the Interim Financial Statements shall be reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the ordinary course of business consistent with the past practice of Crude JV and (z) all capital expenditures incurred after June 30, 2013, in accordance with the Capital Budget (or after the date hereof) Section 6.1(c)(ii)(M) but not paid as of the Measurement Time, shall not be reflected as a Current Liability. The computation of Current Liabilities as of June 30, 2013 is illustrated by the Sample Balance Sheet.

“Deductible” shall mean One Million dollars and no cents ($1,000,000.00).

“Disclosure Letter” shall mean the disclosure letter dated the date of this Agreement that is delivered by Crude JV to Buyer. Any matter disclosed in the Disclosure Letter shall be deemed to be disclosed with respect to any section of Article IV or Article VI to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent on its face. It is agreed that the lack of any specific reference to the Disclosure Letter in this Agreement shall not limit the right of Crude JV to qualify any representation or warranty by listing such item or qualification in the corresponding section or subsection of the Disclosure Letter. Crude JV may, at its option, include in the Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

“Earnest Money Escrow Amount” shall mean [REDACTED]*.

“Earnest Money Escrow Fund” shall mean an amount equal to the Earnest Money Escrow Amount, together with all interest, dividends and other income earned thereon up to the Closing Date.

“Easement” shall mean all easements, rights of way, servitudes, property use agreements, line rights, surface leases and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by Crude JV relating to real property used in the business of Crude JV but owned by other Persons.

“Enforceability Exceptions” shall mean bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” shall mean any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment (including ambient air, soil, surface water and groundwater), endangered or threatened species or natural resources, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws and any Regulations promulgated thereunder.

“Equity Interest” shall mean (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” shall mean all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Bank of America, N.A., and includes its successors and assigns.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the date hereof, by and among Buyer, Sellers and the Escrow Agent.

“Escrow Fund” shall mean (i) prior to the Closing, the Earnest Money Escrow Fund and (ii) from and after the Closing, the Purchase Price Escrow Fund together with the Indemnity Escrow Fund.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exhibits” shall mean any or all of the exhibits attached to and made a part of this Agreement.

“Existing Dedication Agreements” shall mean each of (i) the Approach COPA, (ii) the Plains COPA, (iii) that certain Letter Agreement, dated as of August 2, 2013, by and among Approach Resources Inc., Approach Oil & Gas Inc., Approach Operating, LLC, Plains Marketing, L.P. and Crude JV, regarding crude oil sale commitment under the Plains COPA and (iv) that certain Memorandum of Crude Oil Sales Commitment, dated as of August 7, 2013, by and among Plains Marketing, L.P., Approach Resources Inc. and Crude JV, regarding certain commitments under the Approach COPA and the Plains COPA.

“Expenses” shall mean, to the extent existing as of the Measurement Time, the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by Sellers or Crude JV on or prior to the Closing Date arising from the provision of services through the Closing for Sellers, Crude JV, the Managers, the Officers, or any other officers, directors or managers of Sellers, Crude JV or any of their Affiliates in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to any such Persons, (ii) the out-of-pocket expenses, if any, of any such Persons and (iii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by Sellers, Crude JV, any of their Affiliates, or any combination thereof.

“Final Resolution” shall mean, with respect to any Claim, (i) a final decision, judgment or award rendered by a Governmental Authority of competent jurisdiction in which the time to appeal therefrom has expired or a settlement related thereto shall have been consummated or (ii) resolution by joint written agreement among the Parties to such Claim.

“GAAP” shall mean generally accepted accounting principles used in the United States for financial reporting, applied consistently with such Party’s past practices.

“Governmental Authorities” shall mean (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.

“Guaranteed Obligations” shall mean all obligations of Crude JV under the Easements to the extent arising after the Closing, the payment or performance of which are guaranteed by either Seller.

“Hazardous Materials” shall mean: (a) any chemicals, materials or substances (whether solid, liquid or gas) defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radon, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation, lead or lead containing materials and polychlorinated biphenyls, or (c) oil, waste oil, petroleum, waste petroleum, petroleum-derived products, natural gas, natural gas liquids or liquefied natural gas.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon” shall mean oil, gas, condensate and/or other liquid of gaseous hydrocarbons or any combination thereof or products therefrom.

“Hydrocarbon Contracts” shall mean (a) all Hydrocarbon Purchase Contracts, (b) all Hydrocarbon Sales Contracts, and (c) all other Hydrocarbon gathering, treating or processing agreements, joint operating agreements, water disposal agreements, and compressor agreements to which Crude JV is a party or that are binding on Crude JV.

“Hydrocarbon Purchase Contract” shall mean any sales, purchase, exchange or marketing Contract that is currently in effect and under which Crude JV is a buyer of Hydrocarbons for resale in whole or in part (other than purchase agreements with Persons who are not Affiliates of Crude JV and that (i) have been entered into in the ordinary course of business, (ii) have a term of one month or less or are terminable by Crude JV without penalty on sixty (60) days’ notice or less, and (iii) do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

“Hydrocarbon Sales Contract” shall mean any sales, purchase, exchange or marketing Contract that is currently in effect and under which Crude JV is a seller of Hydrocarbons (other than “spot” sales agreements with Persons who are not Affiliates of Crude JV entered into in the ordinary course of business with a term of one month or less).

“Indebtedness” shall mean, without duplication, (i) any obligations of Crude JV for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of Crude JV evidenced by any note, bond, debenture or other debt security, (iii) any obligations of Crude JV for or on account of capitalized leases, (iv) any obligations of a Person other than Crude JV secured by a Lien against any of the Assets, (v) any obligations of Crude JV for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions and (vi) any obligations of the types described in clauses (i) through (v) above of any Person other than Crude JV, the payment of which is guaranteed, directly or indirectly, by Crude JV.

“Indemnity Escrow Amount” shall mean [REDACTED]* which amount shall be retained by the Escrow Agent from the Earnest Money Escrow Fund at Closing pursuant to Section 2.5(a)(ii).

“Knowledge of Buyer” or any similar term, shall mean the [REDACTED]*.

“Knowledge of Crude JV” or any similar term, shall mean the [REDACTED]*.

“Laws” shall mean all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.

“Liability” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued or unaccrued, absolute, contingent, matured or unmatured.

“Lien” shall mean any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.

“LLC Agreement” shall mean that certain Amended and Restated Company Agreement of Crude JV, dated as of September 12, 2012, as may be amended from time to time.

“Loss” or “Losses” shall mean any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

“Managers” shall mean each manager on the board of managers of Crude JV.

“Material Adverse Effect” shall mean any result, occurrence, change, fact, event, circumstance or effect of any of the foregoing that, individually or in the aggregate with any such other result, occurrence, change, fact, event, circumstance or effect has had, has, or could reasonably be expected to have a material adverse effect on [REDACTED]*.

“Material Contract” shall mean each of the following Contracts to which Crude JV is a party or that is binding upon Crude JV, to the extent such Contract is currently executory:

(a) each Hydrocarbon Contract;

(b) each Existing Dedication Agreements;

(c) each Contract, other than any of the Hydrocarbon Contracts or Existing Dedication Agreements, that is reasonably expected to require payments of cash to or by Crude JV, or the incurrence of Liabilities by Crude JV during the period of twelve (12) months following the date of this Agreement in an amount of more than [REDACTED]*;

(d) each Contract restricting or otherwise affecting the ability of Crude JV to conduct or compete in any line of business in any jurisdiction or to compete with any Person;

(e) each joint venture, limited liability company and partnership (including limited partnership) Contract;

(f) each Contract with any of the Managers, Officers or other employees of Crude JV or any of the directors, officers, managers or other employees of Sellers, or any of their respective Affiliates;

(g) each Contract with any financial advisor or consultants to Crude JV under which there are remaining indemnity or other obligations of any party thereto after the Closing;

(h) each agreement for the acquisition or disposition of assets or the Assets (other than Hydrocarbon Contracts);

(i) each Contract that provides for the express assumption of any Tax or other Liability of any Person;

(j) each Contract with any Governmental Authority to which Crude JV is a party;

(k) each lease for capital equipment that provides for ongoing payments by Crude JV in excess of [REDACTED]* annually; and

(l) any indenture, mortgage, promissory note, loan or other Contract for Indebtedness.

“Measurement Time” shall mean 11:59 p.m. on the date immediately prior to the Closing Date.

“Mutual Releases” shall mean Mutual Releases in the form attached hereto as Exhibit A-1 or Exhibit A-2 that are either (i) executed concurrently with the execution and delivery of this Agreement, but to be effective and reaffirmed as of the Closing, by Sellers, each Manager and each Officer, on one hand, and Buyer and Crude JV, on the other hand, or (ii) delivered at the Closing pursuant to Section 6.5(b).

“Net Working Capital” shall mean the amount by which Current Assets exceed Current Liabilities as of the Measurement Time.

“Notification” shall mean any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which Crude JV or any Seller is a party, by the terms of any Authorization held by or applicable to Crude JV or any Seller or by Law or Regulation that is necessary for Crude JV or any Seller to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party or is otherwise required in connection with the consummation by Crude JV of the transactions contemplated hereby or thereby.

“Officers” shall mean each officer of Crude JV.

“Operating Agreement” means that certain Construction Management and Operating Agreement, dated as of September 12, 2012, by and between Wildcat Operating and Crude JV.

“Order” shall mean all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“Organizational Documents” shall mean with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.

“Payoff Letters” shall mean the payoff letters, in form and substance reasonably satisfactory to Sellers and Buyer, from each Person to whom Expenses are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee.

“Permitted Encumbrances” shall mean the following:

(a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document filed or recorded in the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in (including without limitation, rights of reverter, reservation and life estates) any Real Property Interests, or in any Authorizations or material Contract that, singly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and that are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator;

(b) Liens for Taxes and assessments that are not yet due and payable or that are being contested in good faith by appropriate Proceeding and for which appropriate reserves have been established therefore in accordance with GAAP;

(c) mechanics’, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;

(d) utility easements, restrictive covenants, defects and other irregularities in title, that, singly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and that are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator;

(e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singly or in the aggregate, could not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and that are of a nature that would be reasonably acceptable to a prudent pipeline or plant operator;

(f) any Post-Closing Notification; and

(g) Liens created by Buyer or its successors or assigns.

“Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.

“Pipeline Assets” shall mean those certain twelve-inch, eight-inch and four-inch mainline and lateral pipelines running through Crockett, Irion and Reagan Counties, Texas, and the pipelines, equipment and other tangible personal property used or held for use by Crude JV in connection with such pipeline gathering, storage and transportation operations as are presently conducted, including all permits and contracts relating to such assets.

“Plains COPA” shall mean that certain Crude Oil Purchase Contract (Contract No. 8342-1001), dated August 6, 2013, by and between Plains Marketing, L.P. and Crude JV, as amended from time to time.

“Post-Closing Notification” shall mean any Notification to or with any Person or Governmental Authority that is permitted to be effected following the closing of a transaction similar to the transaction contemplated hereby, but shall not include any Notification that constitutes a Required Third-Party Consent.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or any arbitration proceeding.

“Purchase Price Escrow Amount” shall mean [REDACTED]* which amount shall be deposited by Buyer with the Escrow Agent at Closing pursuant to Section 2.2(c)(iii).

“Purchase Price Escrow Fund” shall mean an amount equal to the Purchase Price Escrow Amount, plus all interest, dividends and other income earned thereon.

“Real Property Interests” shall mean all interests in real property used or held for use by Crude JV, including fee properties and Easements that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by Crude JV, and all fixtures, pipelines, gathering facilities, buildings and improvements located thereon or appertaining thereto that are owned or held by leasehold interest by Crude JV.

“Records” shall mean all Contract, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by Crude JV.

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or allowing to escape or migration into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Restricted Cash” shall mean, as of the Measurement Time, the amount of Cash of Crude JV that would be deemed to be “restricted” in accordance with GAAP.

“RRC” shall mean the Railroad Commission of the State of Texas.

“Sample Balance Sheet” shall mean the sample calculation of Current Assets and Current Liabilities and sample calculation of Net Working Capital as of the Sample Balance Sheet Date as set forth on Schedule B attached hereto.

“Sample Balance Sheet Date” shall mean June 30, 2013.

“Schedules” shall mean the schedules referenced in this Agreement and attached hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Representations” shall mean Sellers’ Title Representations and the representations and warranties set forth in Section 3.1, Section 3.3 and Section 3.5.

“Sellers’ Title Representations” shall mean the representations and warranties in Section 3.2.

“Severance Obligations” shall mean any payment or other obligation of Crude JV to any Manager, Officer, or other employee, or any independent contractor or agent, of Crude JV, pursuant to any Contract with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, accrued vacation or tax indemnification obligations or other similar payments and Crude JV’s portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments, but excluding salary through the date of any such termination.

“T-4 Permit” shall mean that certain Permit to Operate Pipeline (Permit No. 08825), dated as of February 21, 2013, granted by the RRC, Safety Division, Pipeline Permit Section to Wildcat Operating.

“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any declaration, report, statement, form, claim for refund, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Consent” shall mean any consent, waiver, permission, authorization or approval of, or exemption by, any Third Person (other than a Governmental Authority).

“Third Person” shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.

“Title Defect” shall mean any Lien or defect in title associated with Crude JV’s title to the Assets, other than a Permitted Encumbrance, that adversely affects in any material respect the ability of Crude JV to own, operate or maintain the Assets in the ordinary course of business as currently being conducted and consistent with past practice.

“Transaction Documents” shall mean this Agreement, the Mutual Releases, the Transition Services Agreement, the Escrow Agreement, each Contract delivered pursuant to the Restructuring, any Contract delivered by the Parties at Closing and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Wildcat Knowledge Group” shall mean the Persons identified in the definition of Knowledge of Crude JV.

“Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the Base Working Capital, which shall be expressed as a positive number.

“Working Capital Surplus” shall mean the amount, if any, by which Net Working Capital as reflected on the Final Closing Statement exceeds the Base Working Capital.

(b) The following terms shall have the meanings defined in the Section indicated:

Defined Term	Section Reference
Aggregate Consideration Deficit	Section 2.3(d)(i)
Aggregate Consideration Surplus	Section 2.3(d)(ii)
Agreement	Opening Paragraph
Allocation Schedule	Section 2.7(c)
Approach	Opening Paragraph
Approach Parent	Opening Paragraph
Audit Fees	Section 2.3(f)
Balance Sheet	Section 4.13(a)(i)
Barclays	Section 3.5
Barclays Engagement Letter	Section 3.5
Business Employee	Section 4.12
Buyer	Opening Paragraph
Buyer Certificate	Section 10.1(a)
Buyer Indemnitees	Section 10.3
Capital Budget	Section 2.2(a)
Cash Amount	Section 2.2(a)
CERCLA	Schedule A – definition of “Environmental Laws”
Certificates	Section 10.1(a)
Closing	Section 8.1
Closing Date	Section 8.1
Closing Demand	Section 2.4(b)
Commission	Section 6.18
Continued Employee	Section 6.17(c)
COPA Consideration	Section 2.2(c)(i)
Crude JV	Opening Paragraph
Employment Offer	Section 6.17(a)
Ernst	Schedule A – definition of “Audit Firm”
Escrow Cash Shortfall	Section 2.5(b)(i)
Escrow Termination Date	Section 2.5(b)(iv)
Estimated Cash Amount	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)
Extended Termination Date	Section 9.1(b)
Final Closing Statement	Section 2.3(c)
Financial Statements	Section 4.13(a)(ii)
Holdover Claim	Section 2.5(b)(iv)
Indemnified Party or Indemnitee	Section 10.6(a)
Indemnifying Party or Indemnitor	Section 10.6(a)
Indemnity Escrow Fund	Section 2.5(a)(ii)
Interest Contribution	Second Recital

Interests	First Recital
Intellectual Property	Section 4.10
Interim Financial Statements	Section 4.13(a)(ii)
Joint Direction	Section 2.6
Memorandum of Dedication Agreement	Section 6.16
Newco	Second Recital
Notice Period	Section 10.6(c)
Partnership	Opening Paragraph
Party or Parties	Opening Paragraph
PC Contract Counterparty	Section 11.10(c)
Preliminary Asset Allocation	Section 2.7(b)
Proposed Closing Statement	Section 2.3(b)
Purchase Price Escrow Fund	Section 2.5(a)(i)
Reimbursable Capex	Section 2.2(a)
Requested Confidential Term	Section 6.18
Required Notifications	Section 4.3(a)
Required Third-Party Consent	Section 4.3(a)
Restraint	Section 7.1(c)
Restricted Business	Section 6.15(a)(i)
Restructuring	Section 6.12(a)
Restructure Assignment	Section 6.12(a)(ii)
Review Period	Section 2.3(c)
Revised Allocation Schedule	Section 2.7(c)
Seller Certificates	Section 10.1(a)
Seller Indemnitees	Section 10.2
Sellers	Opening Paragraph
Subject Marks	Section 6.13
Termination Agreement	Section 6.9
Termination Date	Section 9.1(b)
Territory	Section 6.15(a)(i)
Third Person Claim	Section 10.6(c)
Transition Services Agreement	Section 6.10
Uncapped Distributions	Section 10.4(f)
Wildcat	Opening Paragraph
Wildcat Counsel	Section 11.9(a)
Wildcat Operating	Opening Paragraph
Wildcat Parent	Opening Paragraph
Year End Financial Statements	Section 4.13(a)(i)